UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
CIRCOR INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	No fee required
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25 Corporate Drive, Suite 130
Burlington, MA 01803
(781) 270-1200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 1, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Stockholders of CIRCOR International, Inc. (the "Company") will be held on Wednesday, May 1, 2013, at 1:00 PM local time, at the Tampa Marriott Waterside Hotel & Marina, located at 700 S. Florida Avenue, Tampa, Florida. The Annual Meeting is being called for the purpose of considering and voting upon:

1.
To elect two Class II directors for three-year terms, such terms to continue until the Annual Meeting of Stockholders in 2016 and until each such director's successor is duly elected and qualified or until his earlier resignation or removal;

2.	To ratify the selection by the Audit Committee of the Board of Directors of the Company of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 2013;

3.	To consider an advisory resolution approving the compensation of the Company's Named Executive Officers; and

4.	Such other business as may properly come before the annual meeting and any adjournments or postponements thereof.
The Board of Directors has fixed the close of business on March 15, 2013 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company's common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, we urge you to vote via the Internet or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials (the "Notice") you received or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card in the enclosed envelope. For specific instructions on how to vote your shares, please review the instructions for each of these voting options that are detailed in your Notice and in the Company's Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by telephone or returned a proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 1, 2013: Our Proxy Statement, a form of proxy and a letter to stockholders from our Acting President and Chief Executive Officer and our Chief Financial Officer, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, are available for viewing, printing and downloading at www.proxy.circor.com.

Directions to the Annual Meeting are included on the last page of the Company's Proxy Statement.

By Order of the Board of Directors

Alan J. Glass
Secretary

Burlington, Massachusetts
March 18, 2013

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY AS INDICATED ABOVE. YOUR PROXY IS REVOCABLE UNTIL THE TIME SET FORTH IN THE COMPANY'S PROXY STATEMENT AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., the Company's proxy solicitor, at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

PROXY STATEMENT

-i-

25 Corporate Drive, Suite 130
Burlington, MA 01803

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 1, 2013

This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of CIRCOR International, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 1, 2013, at 1:00 PM local time, and any adjournments or postponements thereof (the "Annual Meeting"). The Annual Meeting will be held at the Tampa Marriott Waterside Hotel & Marina, located at 700 S. Florida Avenue, Tampa, Florida.

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.
To elect two Class II directors for three-year terms, such terms to continue until the Annual Meeting of Stockholders in 2016 and until each such director's successor is duly elected and qualified or until his earlier resignation or removal;

2.	To ratify the selection by the Audit Committee of the Board of Directors of the Company of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 2013;

3.	To consider an advisory resolution approving the compensation of the Company's Named Executive Officers; and

4.	Such other business as may properly come before the annual meeting and any adjournments or postponements thereof.
This Proxy Statement and the form of proxy were first made available to stockholders on or about March 18, 2013. The Board has fixed the close of business on March 15, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 17,543,583 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 81 stockholders of record. Each holder of our outstanding Common Stock as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. For Proposal 1, the election of two Class II directors, each nominee shall be elected as a director of the Company if he receives the affirmative vote of a plurality of the votes cast. The approval of a majority of the votes cast is necessary to approve each of Proposal 2, the ratification of the selection of Grant Thornton LLP as the Company's independent auditors for Fiscal Year 2013, and Proposal 3, the consideration of an advisory resolution approving the compensation of the Company's Named Executive Officers.

Shares that reflect abstentions or "broker non-votes" (i.e. shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. With respect to the election of the directors (Proposal 1), votes may be cast "for" or "withheld" from the nominees. Votes cast "for" the nominees will count as "yes" votes; votes that are "withheld" from the nominees will not be voted with respect to the election of the nominees. With respect to Proposal 2 and Proposal 3, votes may be cast "for," "against" or "abstain." In the case of Proposal 2 and Proposal 3, abstentions are not considered votes cast on each such matter and will have the effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated. Proposal 1 and Proposal 3 are each "non-discretionary" items and, therefore, brokers and nominees do not have discretionary voting power with respect to such matters. Broker non-votes will have no effect on Proposal 1 and Proposal 3. With respect to Proposal 3, if you do not instruct your broker how to vote with respect to these matters, your broker may not vote with respect to these items and those non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

This year, pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have again elected to provide access to our proxy materials over the Internet. Accordingly, we have sent a Notice Regarding the Availability of Proxy Materials (the "Notice") to certain of our stockholders (excluding those stockholders who previously have requested that they receive electronic or paper copies of our proxy materials). Stockholders have the ability to access our proxy materials on the website referred to in the Notice or request a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet and request a printed copy of our proxy materials may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of our Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 1, 2013: This Proxy Statement, a form of proxy, a letter to stockholders from our Acting President and Chief Executive Officer and our Chief Financial Officer, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 ("Fiscal Year 2012"), are available for viewing, printing and downloading at www.proxy.circor.com.

Your vote is important. If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the following methods:

1.	Vote by internet by going to the web address www.voteproxy.com and following the instructions for internet voting on such website or on your Notice or proxy card;

2.	Vote by telephone by dialing 1-800-PROXIES (776-9437) in the United States or 1-718-921-8500 from foreign countries and following the instructions; or

3.
Vote by proxy card if you received a paper copy of these materials by completing, signing, dating, and mailing your proxy card in the envelope provided. If you vote by internet or telephone, please do not mail your proxy card.

In order to vote via the internet or by telephone, stockholders whose shares are registered in their name must have the stockholder identification number which is provided in the Notice.

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Any properly completed proxy given by stockholders whose shares are registered in their name pursuant to this solicitation may be revoked by one of the following methods:

1.	Filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

2.	Properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities;

3.	Duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting; or

4.	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).
 To be effective, any written notice of revocation or subsequent proxy must be sent so as to be delivered to the Company's Secretary at the Company's corporate headquarters before the taking of the vote at the Annual Meeting.
 Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted "FOR" the election of the nominees for director listed in this Proxy Statement, "FOR" ratification of the selection of Grant Thornton LLP as the Company's independent auditors for Fiscal Year 2013, and "FOR" approval of the resolution regarding compensation of the Company's Named Executive Officers. It is not anticipated that any other matters will be presented at the Annual Meeting. However, if other matters are duly presented, proxies will be voted in accordance with the discretion of the proxy holders.

Except where otherwise incorporated by reference, neither the Annual Report nor the letter from our Acting President and Chief Executive Officer and our Chief Financial Officer to our stockholders is a part of the proxy solicitation material.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

CORPORATE GOVERNANCE

Independence of Directors

The Board, upon consideration of all relevant facts and circumstances and upon recommendation of the Nominating and Corporate Governance Committee, has affirmatively determined that each director is independent of the Company. In evaluating the independence of each director, the Board applied the standards and guidelines set forth in the applicable SEC and New York Stock Exchange ("NYSE") regulations in determining that each director has no material relationship with the Company, directly or as a partner, stockholder, or affiliate of an organization that has a relationship with the Company. The bases for the Board's determination include, but are not limited to, the following:

•	No director is an employee of the Company or its subsidiaries or affiliates.

•	No director has an immediate family member who is an officer of the Company or its subsidiaries or has any other current or past material relationship with the Company.

•	No director receives, or in the past three years, has received, any compensation from the Company other than compensation for services as a director.

•	No director has a family member who has received any compensation during the past three years from the Company.

•	No director, during the past three years, has been affiliated with, or had an immediate family member who has been affiliated with, a present or former internal or external auditor of the Company.

•	No executive officer of the Company serves on the compensation committee or the board of directors of any corporation that employs a director or a member of any director's immediate family.

•
No director is an officer or employee (or has an immediate family member who is an officer or employee) of an organization that sells products and services to, or receives products and services from, the Company in excess of the greater of $1 million or 2% of such organization's consolidated gross revenues in any fiscal year.

In making its determination, the Nominating and Corporate Governance Committee and the Board also considered the fact that one of our directors, David F. Dietz, is a partner of Goodwin Procter LLP ("Goodwin Procter"), a law firm that historically has provided legal services to the Company. After considering the fees paid by the Company to Goodwin Procter in proportion to Goodwin Procter's overall revenues (less than one percent), as well as both the independent judgment that Mr. Dietz has exhibited during his thirteen and one-half year tenure as a director and his ability to maintain such independent judgment, the Board determined that the relationship between Goodwin Procter and the Company does not result in Mr. Dietz having a material relationship with the Company and does not compromise his independence.

Principles of Corporate Governance

The Nominating and Corporate Governance Committee of the Board has developed, and the full Board has adopted, a set of Principles of Corporate Governance. The Principles of Corporate Governance are available on the Company's website at www.circor.com under the "Investors" sub link and a hardcopy will be provided by the Company free of charge to any stockholder who requests it by writing to the Company's Secretary at the Company's corporate headquarters.

Code of Conduct & Business Ethics / Compliance Training / Reporting of Concerns

The Company has implemented and regularly monitors compliance with a comprehensive Code of Conduct & Business Ethics (the "Code of Conduct"), which applies uniformly to all directors, executive officers, and employees. Among other things, the Code of Conduct addresses conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with applicable law (including insider trading and anti-bribery laws), and reporting of illegal or unethical behavior. The Code of Conduct is available on the Company's website at www.circor.com under the "Investors" sub link and a hardcopy will be provided by the Company free of charge to any stockholder who requests it by writing to the Company's Secretary at the Company's corporate headquarters.

In order to enhance understanding of and compliance with the Code of Conduct, the Company has undertaken a number of additional steps. Through a third-party provider, the Company maintains an on-line training program pursuant to which all officers and all employees with company-issued email accounts must take a series of courses designed to demonstrate the ways in which certain activities might run afoul of the Code of Conduct. In addition, although all employees are encouraged to personally report any ethical concerns without fear of retribution, the Company, through a third-party provider, maintains the Company's HelpLine (the "HelpLine"), a toll-free telephone and web-based "hotline" through which employees may report concerns confidentially and anonymously. The HelpLine facilitates the communication of ethical concerns and serves as the vehicle through which employees may communicate with the Audit Committee of the Board confidentially and anonymously regarding any accounting or auditing concerns.

Nomination of Directors/Director Attendance at Annual Meetings

General Criteria

The Nominating and Corporate Governance Committee recognizes that the challenges and needs of the Company will vary over time and, accordingly, believes that the selection of director nominees should be based on skill sets most pertinent to the issues facing or likely to face the Company at the time of nomination. Accordingly, the Nominating and Corporate Governance Committee does not believe it is in the best interests of the Company to establish rigid criteria for the selection of nominees to the Board. When assessing nominees to serve as director, the Nominating and Corporate Governance Committee believes that the Company will benefit from a diversity of background and experience on the Board and, therefore, will consider and seek nominees who, in addition to general management experience and business knowledge, possess, among other attributes, an expertise in one or more of the following areas: finance, manufacturing technology, international business, investment banking, business law, corporate governance, risk assessment, business strategy, organizational development, and investor relations. In addition, there are certain general attributes that the Nominating and Corporate Governance Committee believes all director candidates must possess, which include:

•	A commitment to ethics and integrity;

•	A commitment to personal and organizational accountability;

•	A history of achievement that reflects superior standards for themselves and others; and

•	A willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively with colleagues.

As noted in the Principles of Corporate Governance, a majority of directors must be independent. The Nominating and Corporate Governance Committee, however, also believes that, absent special circumstances, all directors other than the Chief Executive Officer, if he or she is serving on the Board, should be independent. The Nominating and Corporate Governance Committee annually assesses the adequacy of the foregoing criteria for Board membership. We believe that, based on the background and experience of each director, as described below, the current Board reflects diversity in business and professional experience and skills.

As a matter of good corporate governance, the Company's Principles of Corporate Governance limit the number of public company directorships any director of the Company may hold to three, including that of the Company. We believe this policy assists the Board in continuing to focus on and carry out the Board activities of the Company efficiently.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider nominations submitted by stockholders, provided that such nominations are submitted to the Company not less than 120 calendar days prior to the first anniversary date on which the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting.

Therefore, in order to be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company's proxy statement for its annual meeting to be held in 2014, stockholder recommendations for director must be received by the Company's Secretary at the Company’s corporate headquarters prior to November 18, 2013. Any such notice also must include (i) the name and address of record of the stockholder; (ii) a representation that the stockholder is a record holder of the Company's Common Stock or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iii) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; (iv) a description of the qualifications of the proposed director candidate which address the general criteria for directors as expressed in the Company's most recent proxy statement; (v) a description of all arrangements or understandings between the stockholder and the proposed director candidate; and (vi) the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected at such meeting. Stockholders must also submit any other information regarding the proposed candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC. Potential nominations that meet the criteria described above will be forwarded to the Chairman of the Nominating and Corporate Governance Committee for further review and consideration by such committee. See “Submission of Stockholder Proposals for Annual Meeting in 2014” below in this Proxy Statement for further information regarding procedures that must be followed by stockholders in order to nominate candidates for director at the 2014 annual meeting.

Evaluation of Candidates

In evaluating candidates for director, the Nominating and Corporate Governance Committee applies the skills, experience, qualifications and demeanor of the individual against the general criteria set forth above, including the particular needs of and issues facing, or likely to face, the Company at the time of consideration of the individual. In addition, with regard to current directors, the Nominating and Corporate Governance Committee takes into consideration such individuals' performance as directors. The Nominating and Corporate Governance Committee intends to evaluate any stockholder candidates in the same manner as candidates from any other sources.

Director Attendance at Annual Meetings

To date, our Board has not adopted a formal policy regarding director attendance at annual meetings of our stockholders. However, the Board typically schedules a meeting of the Board either on or the day before the date of the annual meeting of stockholders, and our directors, therefore, are encouraged to (and typically do) attend the annual meeting. At our last annual meeting of stockholders, which was held on May 2, 2012, all of our directors at the time were in attendance. We anticipate that all of our directors will be in attendance at the May 1, 2013 Annual Meeting.

Our Board and Committee Structure

The Board

Our Board currently consists of six members who are divided into three classes, with three directors in Class I, two directors in Class II, and one director in Class III. Directors serve for staggered three-year terms, with one class of directors being elected by the Company's stockholders at each annual meeting. Our Board maintains three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The table below sets forth the name, age, class, and committee membership for each of our directors as of March 18, 2013:

Director	Age	Director Class	Audit Committee	Compensation Committee	Nom/Corporate Governance Committee	Non- Mgmt Directors
David F. Dietz (1)	63	I				✓
Douglas M. Hayes	69	I		C	M	✓
Norman E. Johnson	64	I		M	M	✓
Jerome D. Brady	69	II	M		C	✓
Peter M. Wilver	53	II	C			✓
John (Andy) O'Donnell	64	III	M	M		✓

C	Chairman of Committee	Director Class Term Expires at Annual Meeting:	I = 2015
M	Committee Member		II = 2013
(1)	Chairman of the Board of Directors		III = 2014

Director Qualifications

The biographies of each of the nominees and continuing directors below contain, among other things, information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that, among other things, led the Nominating and Corporate Governance Committee and the Board to the conclusion that such individual should serve as a director for the Company.

Jerome D. Brady. Mr. Brady has served as a member of the Board since 2003. Prior to retiring in 2000, Mr. Brady served as the President and Chief Executive Officer of C&K Components, Inc., a manufacturer of electronic components located in Watertown, Massachusetts. He also previously served as Chairman, President and Chief Executive Officer of AM International, Inc., a global manufacturer of printing equipment, headquartered in Rosemont, Illinois. Mr. Brady is also a director and chairman of the audit committee of Franklin Electric

Company, Inc. We believe Mr. Brady's qualifications to sit on our Board include his record of success in leadership positions in manufacturing companies having attributes similar to our Company, as well as his extensive experience in corporate acquisitions and international markets.

David F. Dietz. Mr. Dietz has served as a member of the Board since its inception in 1999. Mr. Dietz or his professional corporation has been a partner of the law firm of Goodwin Procter since 1984. Mr. Dietz is also a director of the Andover Companies, a property and casualty insurance company, and High Liner Foods (USA), Inc., a frozen food company. We believe Mr. Deitz' qualifications to sit on our Board include his experience in corporate governance and legal matters, including corporate acquisitions and corporate finance.

Douglas M. Hayes. Mr. Hayes has served as a member of the Board since 2002. Since 1997, Mr. Hayes has been the President of Hayes Capital Corporation, a private investment firm and, from 1997 through 2001, he also served as Chairman of Compass Aerospace Corporation, an aerospace parts manufacturer. From 1986 through 1997, Mr. Hayes was a Managing Director of the investment firm Donaldson, Lufkin & Jenrette. Mr. Hayes currently is a member of the board of directors of Reliance Steel and Aluminum Co. and, from 2004 through 2008, was a member of the board of directors of Sands Regent, Inc., at which time the company was sold. We believe Mr. Hayes' qualifications to sit on our Board include his record of success as an investment banker and as a partner of a major investment bank, as well as the related expertise he possesses in capital markets, corporate acquisitions, corporate finance and the energy and aerospace industries.

Norman E. Johnson. Mr. Johnson has served as a member of the Company’s Board of Directors since 2012. Mr. Johnson is the recently retired Executive Chairman and former President and Chief Executive Officer of Clarcor, Inc., a publicly-traded global manufacturer of filtration products, services and systems. Prior to his retirement, he held multiple executive leadership positions within Clarcor, including eleven years as Chairman, President and Chief Executive Officer and, prior to that, five years as President and Chief Operating Officer. Mr. Johnson also serves on the boards of directors of Cracker Barrel Old Country Stores, Inc., a publicly-traded operator of stores and restaurants and of Schneider National, a privately-held multi-billion dollar trucking and logistics company. We believe Mr. Johnson’s qualifications to sit on the Board include his extensive experience driving revenue and earnings growth and enhancement of shareholder value of a large, multi-national manufacturing company and his expertise in end-markets and technologies.

John (Andy) O'Donnell. Mr. O'Donnell has served as a member of the Company's Board of Directors since 2011. Mr. O'Donnell has worked at Baker Hughes since 1975. He has served as Vice President of Baker Hughes since 1998 and was appointed to Vice President, Office of the Chief Executive Officer in 2012. From 2009 to 2011, Mr. O'Donnell was President, Western Hemisphere Operations of Baker Hughes. He was President of Baker Petrolite Corporation from 2005 to 2009 and President of Baker Hughes Drilling Fluids from 2004 to 2005. Prior to that he served as Vice President, Business Process Development at Baker Hughes from 1998 to 2002 and as Vice President of Manufacturing at Baker Oil Tools from 1990 to 1998. We believe that Mr. O'Donnell's qualifications to sit on the Board include his expertise in international energy markets and extensive experience leading multi-national manufacturing operations.

Peter M. Wilver. Mr. Wilver has served as a member of the Company's Board since 2010. Mr. Wilver is Senior Vice President and Chief Financial Officer of Thermo Fisher Scientific Inc. ("Thermo Fisher"), a publicly-traded leading provider of laboratory products and services. Mr. Wilver joined Thermo Fisher, formerly Thermo Electron Corporation, in 2000 as Vice President, Financial Operations, and was named Chief Financial Officer in 2004. Before joining Thermo Fisher, Mr. Wilver worked for General Electric, Grimes Aerospace Company, and Honeywell International (formerly AlliedSignal), where he most recently served as Vice President and Chief Financial Officer of the electronic materials business. We believe Mr. Wilver's qualifications to sit on the Board include his experience in strategic planning and expertise in leading the financial and accounting functions of large, multi-national manufacturing companies.

Committees

Audit Committee. The Audit Committee, which consists of Messrs. Wilver, Brady and O'Donnell (all of whom have been affirmatively determined by the full Board to be independent directors), is directly responsible for overseeing the integrity of the Company's financial statements and for the appointment, compensation, retention and oversight of the work of the firm of independent auditors (the "Auditors") that audits the Company's financial statements and performs services related to the audit. Among other responsibilities, the Audit Committee reviews the scope and results of the audit with the Auditors, reviews with management and the Auditors the Company's annual and quarterly operating results, considers the adequacy of the Company's internal accounting procedures and controls, and considers the effect of such procedures on the Auditors' independence. The Audit Committee also is responsible for overseeing the Company's internal audit function and the Company's compliance with legal and regulatory requirements. To satisfy these oversight responsibilities, the Audit Committee separately meets regularly with the Company's Chief Financial Officer; Director of Internal Audit; Grant Thornton LLP, the Company's independent auditors; and management. Pursuant to the requirements of the NYSE, the Audit Committee operates in accordance with a charter (the "Audit Committee Charter"), which is available on the Company's website at www.circor.com under the "Investors" sub link. The Company will provide a hardcopy of the Audit Committee Charter to stockholders free of charge upon written request to the Company's Secretary at the Company's corporate headquarters. Each member of the Audit Committee is "independent," as that term is defined in both the applicable listing standards of the NYSE and the rules of the SEC. Each member also meets the financial literacy requirements of the NYSE and, in addition, the Board has determined that at least one of the Committee's members, Mr. Wilver, is an "audit committee financial expert" under the disclosure standards adopted by the SEC.

Compensation Committee. The Compensation Committee, which consists of Messrs. Hayes, O'Donnell and Johnson (all of whom have been affirmatively determined by the full Board to be independent directors), reviews and determines the compensation arrangements for the Company's Chief Executive Officer (including the Acting Chief Executive Officer) and reviews the recommendations of the Chief Executive Officer for all other officers and senior level employees; reviews general compensation levels for other employees as a group; determines the awards to be granted to eligible persons under the Company's Amended and Restated 1999 Stock Option and Incentive Plan (the "Equity Incentive Plan"); and takes such other action as may be required in connection with the Company's compensation and incentive plans, including with respect to compensation and risk-management issues. The Compensation Committee has the sole authority from the Board for the appointment, compensation and oversight of the Company's outside compensation consultant.

For the past several years (including in 2011 with respect to 2012 compensation), the Committee engaged Towers Watson to serve as its compensation consultant. While serving as the Committee’s compensation consultant, Towers Watson advised the Committee on the structure of executive officer compensation programs, which includes the design of incentive plans and the forms and mix of compensation. Specifically, Towers Watson provided advice to the Compensation Committee with respect to adjusting salary levels and granting incentive award opportunities. Towers Watson was also retained by Company management to provide services unrelated to executive compensation, including actuarial, administrative, and compliance services relative to the Company’s retirement plans. The aggregate fees paid for those other services in Fiscal Year 2012 were approximately $61,000. The Compensation Committee neither reviewed nor approved the other services provided by Towers Watson, as those services were approved by management in the normal course of business.

In early 2012, the Committee began an external review of compensation consulting services, which resulted in the Committee’s engagement of Pearl Meyer & Partners (“Pearl Meyer”) as its new compensation consultant. Consequently, Pearl Meyer has been advising the Committee with respect to executive compensation matters impacting 2013 and beyond. Pearl Meyer’s fees for executive compensation consulting to the Compensation Committee in Fiscal Year 2012 were approximately $145,985. The executive compensation services provided include assisting in defining the Company's executive compensation strategy, providing market benchmark information, supporting the design of incentive compensation plans and considering regulatory and governance guidelines.

The Compensation Committee determined that neither the work performed by Towers Watson nor Pearl Meyer raised any conflict of interest.

For additional discussion regarding the role of the compensation consultant, please see the section of this Proxy Statement titled "Compensation Discussion and Analysis." The Compensation Committee operates in accordance with a charter (the "Compensation Committee Charter"), which is available on the Company's website at www.circor.com under the "Investors" sub link. The Company also will provide a hardcopy of the Compensation Committee Charter to stockholders free of charge upon written request to the Company's Secretary at the Company's corporate headquarters.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which consists of Messrs. Brady, Hayes and Johnson (each of whom has been affirmatively determined by the full Board to be independent directors), is responsible for establishing criteria for selection of new directors, identifying individuals qualified to become directors, and recommending candidates to the Board for nomination as directors. In addition, the Nominating and Corporate Governance Committee is responsible for recommending to the Board a set of corporate governance principles applicable to the Company, overseeing the evaluation of the Board and management, recommending to the Board appropriate levels of director compensation and, together with the Audit Committee, monitoring compliance with the Company's Code of Conduct. The Nominating and Corporate Governance Committee operates in accordance with a charter (the "Nominating and Corporate Governance Charter"), which is available on the Company's website at www.circor.com under the "Investors" sub link. The Company also will provide a hardcopy of the Nominating and Corporate Governance Charter to stockholders free of charge upon written request to the Company's Secretary at the Company's corporate headquarters.

Except for the availability of this Proxy Statement and the Form of Proxy for the 2013 Annual Meeting of stockholders, which are available for viewing, printing and downloading at www.proxy.circor.com, the information on the Company's website is not part of this Proxy Statement.

Board and Committee Meetings

The following table sets forth the number of meetings held during Fiscal Year 2012 by the Board and by each committee thereof. Each of the directors attended at least 75% of the total number of meetings of the Board and of the committees of which he was a member during the time each such individual was a member of the Board.

Number of Meetings Held
Board of Directors	9
Audit Committee	5
Compensation Committee	4
Nominating and Corporate Governance Committee	4

Board Leadership Structure and Role in Risk Oversight: Chairman of the Board; Communications with Independent Directors

Following Mr. Higgins’ resignation in December 2012, the Board elected to separate the roles of Chairman of the Board and Chief Executive Officer. Prior to Mr. Higgins’ resignation, he served in both capacities and Mr. Dietz served as the lead independent director and presided at executive sessions of the independent directors. In connection with the separation of roles, the Board appointed Mr. Dietz as the Chairman of the Board and eliminated the role of lead independent director, though Mr. Dietz remains an independent director.

The Board concluded that having a separate Chairman of the Board and Chief Executive Officer is currently the most appropriate and effective leadership structure. In reaching this conclusion, the Board considered that separating the roles of Chairman and Chief Executive Officer would most effectively provide the Company access to the judgments and experience of Mr. Dietz, as Chairman of the Board, and Mr. Robbins, as Acting Chief Executive Officer while providing a mechanism for the Board’s independent oversight of management. As Chairman of the Board, Mr. Dietz presides over the meetings of the Board and the stockholders, utilizing his extensive experience in corporate governance and legal matters and familiarity with the Company, including his service as a member of the Board of Directors since the Company’s inception and as the lead independent director since 2004. Mr. Robbins, in turn, is able to provide more attention to management of the Company’s business in his capacity as Acting Chief Executive Officer and Executive Vice President and Chief Operating Officer.

The Board has established a process through which interested parties, including stockholders, may communicate with the independent directors. Specifically, communications may be sent directly to the Chairman of the Board, who, as discussed above, is an independent director, at the following address: P.O. Box 146699, Boston, Massachusetts 02114.

Board Risk Oversight

We believe that our current Board leadership structure fosters appropriate risk oversight for the Company for a number of reasons, the most significant of which are discussed below. The Board is actively involved in oversight of risks that could affect the Company. This administration is coordinated primarily through the committees of the Board, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees (which are available on the Company's website at www.circor.com under the "Investors" sub link). The full Board, however, retains responsibility for the general oversight of risk. The Board satisfies this responsibility through full reports from each committee chair regarding the committee's considerations and actions under its purview, as well as through regular reports directly from personnel of the Company responsible for oversight of particular risks within the Company. This process enables the Board and its committees to coordinate and supervise risk oversight, particularly with respect to risks that are overseen by different committees of the Board and different personnel within the Company. Executive sessions of the Board without any management present allow the independent directors to review key decisions and discuss matters in a manner that is independent of the Chief Executive Officer and, where necessary, critical of the Chief Executive Officer and senior management. In addition, all key committees of the Board are comprised solely of, and chaired by, independent directors.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, two Class II directors will be elected to serve until the annual meeting of Stockholders in 2016 and until each such director's successor is duly elected and qualified or until each such director's earlier death or resignation. The Nominating and Corporate Governance Committee has recommended, and the full Board has nominated, Jerome D. Brady and Peter M. Wilver, the current Class II directors, for re-election. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Messrs. Brady and Wilver as directors. Messrs. Brady and Wilver have each agreed to stand for re-election and to serve, if re-elected, as directors. However, if either of Messrs. Brady or Wilver fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board may recommend.

Board Recommendation

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES OF THE BOARD AS DIRECTORS OF THE COMPANY.

UNLESS OTHERWISE INSTRUCTED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES OF THE BOARD.

Vote Required For Approval

A quorum being present, each nominee shall be elected as a director of the Company if he receives the affirmative vote of a plurality of the votes cast.

MANAGEMENT

Executive Officers and Key Employees

Our executive officers and key employees, and their respective ages and positions as of March 18, 2013, are as follows:

Name	Age	Position
Wayne F. Robbins	61	Acting President and Chief Executive Officer; Executive Vice President and Chief Operating Officer
Frederic M. Burditt	62	Vice President, Chief Financial Officer
Michael R. Dill	47	Group Vice President, Circor Aerospace Products
Mahesh Joshi	52	Group President, Circor Energy Products
Alan J. Glass	49	Vice President, General Counsel and Secretary
John F. Kober, III	43	Vice President, Corporate Controller, Treasurer and Assistant Secretary
Lisa Ryan	55	Vice President, Chief Information Officer
Arjun Sharma	36	Vice President, Business Development
Brian S. Young	44	Vice President, Human Resources

Wayne F. Robbins. Mr. Robbins was elevated to the position of the Company's Executive Vice President and Chief Operating Officer and appointed Acting President and Chief Executive Officer in December 2012. Prior to that, Mr. Robbins held the position of President of Circor Flow Technologies. From 2008 to 2012, Mr. Robbins served as Group Vice President, Circor Flow Technologies, with overall responsibility for the then-combined Circor Instrumentation Technologies and Thermal Fluid Controls business units. Mr. Robbins joined the Company in 2006 as Group Vice President, Circor Instrumentation Technologies and has over 31 years of experience in the fluid controls industry. From 2002 to 2005, Mr. Robbins was employed by Precision Castparts Corp. ("PCC") where he served as President of PCC's $350 million Flow Technologies Division until PCC sold the various companies comprising the division in 2005. From 1994 to 2001, he worked for DeZurik, Inc. ("DeZurik"), a manufacturer of industrial valves, actuators and instruments, serving first as Vice President Marketing/Research & Development and then as President. Prior to DeZurik, Mr. Robbins spent fifteen years in progressively more senior management positions with Fisher Controls, including six years in overseas assignments.

Frederic M. Burditt. Mr. Burditt joined the Company in 2008 and has since served as Vice President and Chief Financial Officer. He also served as Treasurer until 2012. From 2001 to 2008, Mr. Burditt served as Chief Financial Officer of Danaher Tool Group, a large division of Danaher Corporation ("Danaher"), a diversified manufacturer known for its world-class implementation of lean operating principles. Prior to joining Danaher in 2001, Mr. Burditt had served as Chief Financial Officer of MedSource Technologies, Inc., a contract medical device manufacturing and engineering services provider, and prior to that, he spent eighteen years in positions of increasing responsibility with The Stanley Works, including having financial responsibility for their $2.5 billion manufacturing organization operating in 30 countries.

Michael R. Dill. Mr. Dill was elevated to Group Vice President, Circor Aerospace Products in 2011. He is responsible for the Company's world-wide aerospace business and has extensive experience in lean manufacturing systems and operational excellence. He had previously served as Vice President, Business Development & Strategy for Circor Aerospace Products. Mr. Dill joined Circor Aerospace Products in 2009 from Parker Hannifin Corporation where he served as Business Unit Director, Lube and Heat Management Systems for Aerospace Products from 2007 to 2009. Prior to that, he was the Vice President and General Manager of Shaw Aero Devices, a manufacturer of fluid (fuel, lube, water, waste) system components, from 2002 to 2007.

Mahesh Joshi. Mr. Joshi joined the Company as Group President, Circor Energy Products in 2012. Prior to Circor, Mr. Joshi served as President of the Centrifugal Compression Division at Cameron International Corporation ("Cameron"). Mr. Joshi joined Cameron's Centrifugal Compression Systems Division in 2007 as Vice President. Prior to Cameron, Mr. Joshi spent 25 years with Ingersoll-Rand Company ("Ingersoll") in a number of different roles, including as General Manager of India from 1982 to 1999 and General Manager of Ingersoll's Global Compressors Business from 1999 to 2007.

Alan J. Glass. Mr. Glass has served as Vice President, General Counsel and Secretary of the Company since 2006. Prior to that he was General Counsel and Assistant Secretary from 2003 to 2006 and Corporate Counsel and Assistant Secretary from 2000 to 2003. Before joining the Company, Mr. Glass served as Corporate Counsel and Assistant Secretary of Wyman-Gordon Company, an aerospace manufacturer, from 1996 to 2000. Prior to that he spent seven years in private practice as a general corporate attorney.

John F. Kober, III. Mr. Kober was appointed Treasurer of the Company in 2012. Since 2006, he has also served as Vice President, Corporate Controller and Assistant Secretary. Prior to that he was Vice President and Corporate Controller from 2005 to 2006 and Assistant Corporate Controller from 2004 to 2005. From 2002 to 2004, Mr. Kober was Director of Corporate Accounting at Manufacturers' Services Limited, a global electronics manufacturer, where he had responsibility for the company's internal and external accounting functions. Prior to joining Manufacturers' Services Limited, he worked as a Manager for the public accounting firm of PricewaterhouseCoopers, where he focused on managing accounting due diligence engagements for various public and private company clients.

Lisa Ryan. Ms. Ryan joined the Company in 2012 as Vice President and Chief Information Officer. From 2006 through 2012, Ms. Ryan served as Chief Information Officer of MKS Instruments, a process measurement manufacturing company. From 2002 to 2006, Ms. Ryan served as Director of Applications Management for Teradyne, Inc., a test equipment engineer company. Prior to that, Ms. Ryan held various information technology management roles, including at Digital Equipment Corporation and Manufacturers’ Services Limited.

Arjun Sharma. Mr. Sharma has served as Vice President, Business Development of the Company since joining the Company in 2009, overseeing the Company's mergers and acquisitions and strategic planning functions. Prior to joining the Company, Mr. Sharma served as managing director at Global Equity Partners from January 2009 to September 2009, a venture capital and strategy consulting firm, where he was responsible for executing equity investments and leading client engagements on acquisitions, divestitures, and growth strategy. From 2007 to 2008, he was Director of Mergers and Acquisitions at Textron Inc., a $13 billion multi-industry company with a global network of aircraft, defense, industrial and finance businesses, where he was responsible for developing the company's M&A strategy and leading acquisition and divestiture transactions. From 2002 to 2007, Mr. Sharma held various positions of increasing responsibility at SPX Corporation, a Fortune 500 multi-industry company, culminating in his appointment as Director of Corporate Development.

Brian S. Young. Mr. Young was elevated to Vice President, Human Resources of the Company with overall responsibility for the global human resource function in 2011. Mr. Young joined the Company in 2010 as Director of Total Rewards. Mr. Young has more than nineteen years of human resource experience. Prior to joining the Company, Mr. Young was employed from 2003 through 2010 by Accellent Inc., a global manufacturer of medical devices where he was responsible for all aspects of human resource operations worldwide. Prior to 2003, Mr. Young was the Director of Corporate Human Resources at AM Communications Inc., a publically traded products and services company in the telecommunications industry. Mr. Young's early career experience was in general human resource management with a specialization in training and development.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

The Company's Code of Conduct includes our written policy that any proposed transaction, involving the Company or a subsidiary of the Company, in which a director has direct economic or beneficial interest shall be analyzed and reviewed first by the Nominating and Corporate Governance Committee of the Board for potential conflicts, and then by all of the members of the Board.

Related Person Transactions

As noted above under "Corporate Governance—Independence of Directors," Mr. Dietz is a director of the Company and a partner at Goodwin Procter, a law firm that historically has provided legal services to the Company. In Fiscal Year 2012, the Company paid Goodwin Procter approximately $364,000 in legal fees and disbursements. The Company historically engaged Goodwin Procter from time to time in the ordinary course of our business, on an arm's length basis. Under NYSE rules, the Board determines annually, based on all of the relevant facts and circumstances and the recommendations of the Nominating and Corporate Governance Committee (excluding, when necessary, any members whose independence as a director is being evaluated), whether each director satisfies the criteria for independence and periodically evaluates related person transactions involving directors in connection with such process. In Fiscal Year 2012, the relationship described above was reviewed, considered and approved in the course of the Board's annual review and determination of director independence, and after considering the fees paid by the Company to Goodwin Procter in proportion to Goodwin Procter's overall revenues (less than one percent), as well as considering both the independent judgment that Mr. Dietz has exhibited during his thirteen and one-half year tenure as a director and his ability to maintain such independent judgment, the Board determined that the relationship between Goodwin Procter and the Company does not compromise Mr. Dietz' independence.

Other than as described above, during Fiscal Year 2012, the Company was not a party to any other transaction where the amount involved exceeded $120,000 and in which an executive officer, director, director nominee or 5% stockholder (or their immediate family members) had a material direct or indirect interest, and no such person was indebted to the Company.

 Compensation Committee Interlocks and Insider Participation

None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company's Compensation Committee. In addition, none of the Company's executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Board.

Risk Considerations in Our Compensation Program

The Compensation Committee reviewed the elements of our executive compensation program to consider whether our program encourages our executives to prudently manage enterprise risk and concluded:

•
our executive compensation is principally comprised of a mix of base salary, annual cash incentives and long-term equity grants, with the base salary component providing a minimum level of income that does not vary with performance;

•	performance targets used in determining performance-based annual incentive compensation are set to avoid creating incentives for excessive risk-taking with caps on the maximum awards;

•	performance-based annual incentive compensation is based on multiple performance targets to mitigate the risk that an executive focuses solely on one measure of success of the Company;

•
our performance-based annual incentive compensation program includes the Management Stock Purchase Plan ("MSP") which is designed to encourage long-term investment and discourage short-term risk taking by aligning the interests of our executives with those of our stockholders;

•	vesting schedules for stock options and restricted stock units ("RSUs") cause our executives to have a significant amount of unvested awards at any given time;

•
share ownership guidelines set expectations for our directors and executive officers to hold a certain amount of our stock, such that an appropriate portion of each such person's personal wealth is aligned with our long-term performance; and

•	our claw-back policy, discussed below, mitigates risk.

For the foregoing reasons, the Compensation Committee has concluded that the programs by which our executives are compensated strike an appropriate balance between short-term and long-term compensation and incentivize our executives to act in a manner that prudently manages enterprise risk. For more information regarding our compensation program, see the section of this Proxy Statement titled "Compensation Discussion and Analysis."

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following Compensation Discussion and Analysis describes the material elements of our Fiscal Year 2012 compensation program and compensation paid thereunder. Most of the discussion relates to our "Named Executive Officers" for Fiscal Year 2012, who were:

Wayne F. Robbins (1)	Acting President and Chief Executive Officer; Executive Vice President and Chief Operating Officer
A. William Higgins (2)	Former Chairman, President and Chief Executive Officer
Frederic M. Burditt	Vice President, Chief Financial Officer
Michael R. Dill	Group Vice President, Circor Aerospace Products
Mahesh Joshi (3)	Group President, Circor Energy Products
Alan J. Glass	Vice President, General Counsel and Secretary

(1)
Mr. Robbins was promoted to Executive Vice President and Chief Operating Officer, and Acting President and Chief Executive Officer effective December 6, 2012. Prior to December 6, 2012, he served as Group President, Circor Flow Technologies.

(2)	Mr. Higgins served as the Company’s Chairman, President and Chief Executive Officer until December 6, 2012.

(3)	Mr. Joshi joined the Company as Group President, Circor Energy Products on February 7, 2012.

The Compensation Committee makes all decisions for the total direct compensation of the Named Executive Officers based on the factors described below. The Compensation Committee is comprised solely of independent, non-employee directors. In addition, for Named

Executive Officers other than the Chief Executive Officer, the Compensation Committee also considers the Chief Executive Officer’s recommendations.

 Executive Summary

Financial and Strategic Performance/Correlation with Executive Pay

2012 was a challenging year in which the Company made significant strides in its efforts to better penetrate its end-use markets and improve the efficiency of its operations. Some highlights of our financial performance include:

•	Adjusted net sales, a key performance indicator and metric in our annual bonus plan for Named Executive Officers, was on target for the year at just over $845 million.

•	Adjusted earnings per share was $2.56, which exceeded our target by more than 6%.

•	We effectively executed against our strategic objectives, as assessed by the Board of Directors, including:

◦	improving operating margins in our Energy segment to a sustained double digit level;

◦	implementing a Talent Acquisition capability that resulted in significant additions of leadership and operational talent throughout the organization; and

◦	initiating three repositioning actions to improve future operational and financial performance in each of our three reporting segments.

Generally, the Named Executive Officers’ annual bonuses are based on achieving corporate and group goals. For fiscal year 2012, 50% of Mr. Robbins’s bonus was based on group goals with respect to our Flow Technologies segment and 50% was based on goals determined in advance by our Italian subsidiary for which Mr. Robbins served as Managing Director for a portion of the year. The goals and achievements are set forth in more detail in “Performance-Based Annual Incentive Compensation” below. The following summarizes the achievement of corporate and group goals and the extent to which this translated into performance-based annual incentive compensation for our Named Executive Officers:

•	Adjusted earnings per share at the corporate level exceeded target and 155% of the target bonus related to this metric was earned;

•	Adjusted net sales at the corporate level substantially met target and 99% of the target bonus related to this metric was earned;

•	The target for days supply inventory was not achieved and no bonuses related to this metric were earned;

•
The Compensation Committee subjectively determined that individual executives achieved strategic objectives ranging from 100% to 150% of target, representing the Committee’s opinion that the executives made strong progress on the strategic initiatives of the company that will promote our long term success; and

•
Group goals were assessed for Messrs. Robbins, Dill and Joshi. The achievement against these goals is set forth in detail below, but in summary, Messrs. Robbins and Joshi achieved the majority of their group goals, reflecting the strong performance of our Flow Technologies and Energy segments, respectively, while underperformance by the Aerospace segment resulted in Mr. Dill’s lesser achievement against such goals. A portion of Mr. Robbins’ goals, which he achieved at or above target, were related to his performance as Managing Director of our Italian subsidiary.

Long-term incentives for 2012 were granted as a mix of performance-vested restricted stock, time-vested restricted stock and stock options. This mix reflects our philosophy of providing executives with an incentive to increase shareholder value by increasing shareholder return (through stock options) and by achieving certain financial and corporate goals (through performance-vested restricted stock) and providing retention value to our executives. We believe that our stock performance during 2012 reflected the effectiveness of our philosophy in that the closing price of our common stock at year end exceeded the market price of the common stock on March 5, 2012, the date on which stock awards were granted to our executive officers, by approximately $6.50 per share, or 20%.

The Compensation Committee has implemented ongoing processes (outlined below) and policies to promote the effectiveness of our executive compensation plans. Some examples of this are:

o	Executives are subject to robust stock ownership guidelines.

o	Incentive pay for executives is subject to a stringent clawback policy.

o	The Compensation Committee hires its own independent compensation consultant.

o
Financial metrics are set for the incentive plans early in the year with a view towards aligning the interest of our executives with the interests of our shareholders and ensuring that such goals are challenging but achievable.

o	A risk assessment of compensation plans is reviewed by the Compensation Committee annually.

o	A regular Compensation Committee calendar is adhered to in order to effectively organize and implement the executive compensation plans.

These policies and processes assist the Compensation Committee in ensuring that our executive compensation plans are effective and adhere to the philosophy and strategy set forth by the Compensation Committee.

Extraordinary Events During the Year

As we informed our shareholders in December 2012, our former Chairman, President and Chief Executive Officer, A. William Higgins, departed from the Company effective as of December 6, 2012 (the “Separation Date”). A severance agreement previously entered into between the Company and Mr. Higgins provided for certain benefits upon his departure including the following:

o	A lump sum cash payment equal to two (2) times the sum of Mr. Higgins' current base salary and target bonus for reaching specified levels of achievement ($2,182,950);
o
Payout in 2013 of any amounts otherwise due Mr. Higgins' for performance-based incentive compensation for the one year period ending December 31, 2012, prorated based on his service prior to the Separation Date and based on actual results achieved under the short-term incentive plan ($506,077);

o
Continuation for up to eighteen months of the Company's proportionate share of COBRA premium payments for medical and dental insurance, unless Mr. Higgins becomes eligible for medical or dental insurance under another group health insurance plan during such period (approximately $1,400 per month);

o	The agreement by Mr. Higgins to refrain from competing with the Company or soliciting employees of the Company for a period of 24 months following the Separation Date; and
o	A general release of claims by Mr. Higgins to the Company.

In addition to the above, the Compensation Committee accelerated the vesting of 19,797 stock options and 28,761 restricted stock units. The acceleration resulted in the vesting of those options and restricted stock units that, but for Mr. Higgins’ separation, would have vested during the first few months of 2013. The value of this acceleration to Mr. Higgins was approximately $993,020 based on the closing stock price of $36.17 on December 6, 2012.

As a result of the departure of Mr. Higgins, our Board has launched a search for a new Chief Executive Officer. In the meantime, the Board permanently appointed Mr. Robbins as Executive Vice President and Chief Operating Officer and also appointed him as Acting President and Chief Executive Officer.  Prior to these appointments, Mr. Robbins performed several functions at CIRCOR.  In addition to serving as Group President, Circor Flow Technologies, he also simultaneously served as Managing Director of our Italian subsidiary, Pibiviesse, s.r.l., from January through October 2012, living and working in Italy for a portion of that time.  As a result of these various assignments and additional responsibilities, Mr. Robbins received several non-traditional compensation items, including a housing allowance and per diem for meals and other living expenses while in Italy.  At the same time, he continued to participate in our 2012 management bonus plan and received long-term equity incentive awards under the same terms and conditions as our other executive officers, as detailed in the Performance-Based Annual Incentive Compensation and Long-Term Equity Incentive sections of this document.  We did not adjust Mr. Robbins compensation in 2012 upon his appointment as Managing Director of Pibiviesse. In connection with his appointment as Executive Vice President and Chief Operating Officer and Acting President and Chief Executive Officer of the Company, the Compensation Committee voted to increase Mr. Robbins’ base salary effective immediately to $400,000, a 29% increase from his prior salary of $310,000. The Compensation Committee also voted to increase his management bonus plan target for fiscal year 2013 from 55% to 70% and his target long-term incentive award for fiscal year 2013 from 90% to 120% of base salary.  The Compensation Committee also awarded Mr. Robbins a one-time cash bonus of $100,000 in recognition of the successful execution of his expanded responsibilities during 2012.

In summary, we have improved our financial performance, made strides in implementing our long-term strategy and have paid executives appropriately compared to the performance of the Company.

Compensation Philosophy and Objectives

We believe that the most effective executive compensation program is one that is designed to attract, retain, and motivate highly qualified and talented executives and reward the achievement of specific annual, long-term and strategic goals that promote the profitable growth of the Company and improve stockholder value.

Fundamental Objectives of Executive Compensation. The Company’s current executive compensation programs are intended to achieve two fundamental objectives: (i) attracting and retaining qualified executives by offering compensation and benefits (including retirement benefits) that are competitive with those offered by industry peers; and (ii) motivating executives to achieve results that improve long-term organizational value by aligning executives’ interests with those of our stockholders. We believe that having executives hold a meaningful amount of unvested equity not only aligns executives’ long-term interests with those of our stockholders, but also serves as an effective retention tool.

Link Pay to Performance. We believe that an important portion of an executive’s total compensation should be “at-risk” incentive compensation, subject to the attainment of certain specific and measurable Company-wide performance goals and individual strategic objectives aligned with the Company’s long-term strategic goals. Our compensation program links pay to performance by making an important portion of total executive compensation variable, or “at-risk,” through a performance-based annual bonus program as well as the use of performance vested restricted stock units in the long-term equity component of executive pay. As performance goals are met or exceeded, executives are rewarded commensurately; conversely, if goals are not met, actual earned compensation is lower. In addition to the performance vested restricted stock units, our long-term equity incentive program also included the granting of time-vested stock option and restricted stock unit awards.

Material Elements of Executive Compensation. As described in more detail below, the material elements of the current executive compensation program for Named Executive Officers include a base salary, a performance-based annual incentive opportunity, a long-term equity incentive opportunity, retirement benefits and other personal benefits, and severance protection for certain actual or constructive terminations of the Named Executive Officers’ employment. We believe that each element of our executive compensation program helps us to achieve one or both of the compensation objectives noted above.

Transactions in Company Securities. We maintain an insider trading policy which prohibits hedging the economic risk of ownership of our stock. No person who is considered an “insider” of the Company, which includes each of our Named Executive Officers and directors, may directly or indirectly sell any securities of the Company that are not owned by the person at the time of the sale (short sale). Such persons also may not purchase or sell puts, calls, options or other derivative instruments in respect of our securities at any time without the approval of the Company’s Clearance Officer.

Improvements to Compensation Program. We have continued to improve our executive compensation program in several important respects. For example, we continue to adhere to a policy against entering into new or amended agreements with our executive officers providing for tax gross-ups in connection with compensatory agreements, including change in control, severance or other ancillary benefits. With the departure of Mr. Higgins, the Company is no longer a party to any such agreements. We also maintain a policy against entering into agreements with our executive officers providing for extraordinary relocation benefits such as home buyouts. The Compensation Committee has adopted a policy requiring that all new short-term incentive compensation and performance-based RSUs granted to executive officers be subject to a “claw-back” provision requiring repayment of the compensation and/or forfeiture of performance-based RSUs to the Company in the event of a material restatement of the Company’s financial results. Finally, in 2013, 50% of our long-term equity incentive pay will be in the form of performance-based RSUs (which also will be subject to the claw-back provision), and 50% of our long-term equity incentive pay will be in the form of time-vested RSUs. Stock options will not be a component of long-term equity incentive pay in 2013.

Use of Compensation Consultants and Benchmarking Data

The Compensation Committee engaged Towers Watson as an independent compensation consultant in 2011 to assess the competitiveness of our executive compensation program in conjunction with approving salary adjustments and incentive award opportunities for 2012. In order to develop appropriate executive compensation benchmarking data, Towers Watson assisted the Compensation Committee in identifying a peer group comprised of the 14 companies listed below, whose executive compensation programs were analyzed for market-check purposes. The peer companies were primarily selected in order to include industrial manufacturing companies with which the Company competes for talent and which are roughly comparable to the Company in terms of market capitalization and/or revenue. The peer companies have industry classifications comparable to those of the Company; are U.S.-based, publicly-traded companies; and had median annual revenues of $775 million versus the Company’s $686 million based on the most recently available data at the time of the executive compensation analysis. The Compensation Committee utilized the following peer companies (collectively, the “Peer Group Companies”):

•	Ampco-Pittsburgh Corporation;

•	Badger Meter, Inc.;

•	CLARCOR Inc.;

•	Colfax Corporation;

•	Curtiss-Wright Corporation;

•	ESCO Technologies Inc.;

•	Esterline Technologies Corporation;

•	The Gorman-Rupp Company;

•	IDEX Corporation;

•	Kaydon Corporation;

•	Moog, Inc.;

•	Robbins & Myers, Inc.;

•	TriMas Corporation; and

•	Watts Water Technologies, Inc.

The 2011 report provided by Towers Watson to the Compensation Committee compared the compensation of our most senior executive officers to that of the most senior executive officers at our Peer Group Companies. Towers Watson also provided the Compensation Committee with published compensation surveys. Data for the Peer Group Companies were derived from SEC filings made by the Peer Group Companies. Published survey data was compiled for the durable goods manufacturing industry for similarly sized organizations from the Towers Watson Data Services Report on Top Management Compensation and the Mercer Benchmark Survey-Executive.

How We Determine Executive Compensation (the "Compensation Process”)

Named Executive Officers Other than Our Chief Executive Officer

The Compensation Committee begins its executive compensation analysis by seeking assistance from the Company’s Chief Executive Officer and the Company’s Vice President of Human Resources in developing an executive compensation proposal for the given year. In general, such proposal provides for cash, equity and total compensation for our executive officers that approximates the median of the Peer Group Companies and our industry group for each position taking into account tenure and other factors deemed important by the Committee. In reviewing the proposal, however, the Compensation Committee does not set executive compensation solely by reference to specific percentile or benchmark targets. Rather, while considering external competitive market practices, the Compensation Committee evaluates the proposal based on what it determines is necessary and appropriate to attract, motivate and retain the executives and to reward such executives for achieving specific annual, long-term and strategic goals that promote the profitable growth of the Company and enhance stockholder value. The Compensation Committee also considers the results of the Company’s talent review process, which evaluates the performance, experience, and future potential of each executive other than the Chief Executive Officer. With respect to each Named Executive Officer other than our Chief Executive Officer, the Compensation Committee considers the input of the Chief Executive Officer. In this regard, the Compensation Committee reviews the appropriateness of the recommendations of the Chief Executive Officer and accepts or modifies such recommendations as it deems appropriate.

As a result of the compensation philosophies described above, a significant percentage of total executive compensation is variable, or “at-risk,” because it is allocated to incentives tied to achievement of annual financial and business results and longer-term Company strategic and financial goals. There is no pre-established policy or target, however, for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviewed the benchmarking information provided by Towers Watson and considered input from the Company’s Vice President of Human Resources to determine the appropriate level and mix of incentive compensation in order to effectively create a strong link between pay and performance.

Our Chief Executive Officer

In establishing our Chief Executive Officer’s compensation, the Compensation Committee generally employs the same process as for our other Named Executive Officers, and, in addition, the Compensation Committee engages in a detailed review with our Chief Executive Officer of his performance during the past year with a focus on several factors, including (i) the Company’s financial performance against the pre-established budget; (ii) the creation of stockholder value; (iii) the progress of the Company toward achievement of its strategic plan; (iv) the progress made in attracting, retaining and further developing the Company’s key managerial talent; and (v) the progression in the Company’s development of a culture of continuous improvement and operational excellence. Based on the foregoing, the Committee then unilaterally determines the compensation of the Chief Executive Officer.

Our Chief Executive Officer is not a member of the Compensation Committee and does not vote at Compensation Committee meetings. Although our Chief Executive Officer regularly attends Compensation Committee meetings, he is present only by invitation of the Compensation Committee and does not attend executive sessions or participate in deliberations regarding his own compensation. For 2013, Mr. Robbins, the Company’s Acting President and Chief Executive Officer, will make recommendations regarding executive pay (for executives other than himself) and will participate in Compensation Committee meetings as invited and as appropriate.

The Role of Shareholder Say-on-Pay Votes.

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of shareholders held on May 2, 2012, approximately 81% of the votes cast (whether “for,” “against” or “abstain”) on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this level of support affirms shareholders’ support of the Company’s approach to executive compensation. Nevertheless, we recognize that our programs may be improved. As we have discussed in this Compensation Discussion and Analysis under the heading “Improvements to Compensation Program,” the Compensation Committee has made important changes to our executive compensation program over the last several years which demonstrate our ongoing commitment to aligning our executive compensation with the interests of our shareholders, current best practices and the principles of pay for performance.

Elements of Compensation

For the Fiscal Year 2012, the principal components of compensation for our Named Executive Officers were:

•	Base Salary;

•	Performance-Based Annual Incentive Compensation;

•	Long-Term Equity Incentive Compensation;

•	Retirement Benefits; and

•	Other Personal Benefits, including for Mr. Higgins, severance benefits.

Base Salary

The Company provides the Named Executive Officers and other employees with a competitive base salary to compensate them for services rendered during the fiscal year. At the beginning of each fiscal year, the Compensation Committee generally reviews and adjusts the base salaries for each of the Company’s executives, with any adjustments to become effective on April 1st of the fiscal year at the same time that salary adjustments are made for most Company employees. Based on the Compensation Process, the Compensation Committee determined the appropriate base salary for each Named Executive Officer effective April 1, 2012 as follows:

Executive	2011 Base Salary ($)	2012 Base Salary ($)	Approximate Percent Change (%)
Wayne F. Robbins(1)	$257,500	$310,288	20.5
A. William Higgins	577,500	606,375	5.0
Frederic M. Burditt	330,750	340,673	3.0
Michael R. Dill (2)	230,000	260,130	13.1
Mahesh Joshi	–	300,000	–
Alan J. Glass	234,840	241,885	3.0

(1)
The increase in base salary for Mr. Robbins reflects an adjustment based upon market compensation data and an increase in his responsibilities for 2012. Effective December 6, 2012, Mr. Robbins base salary was further increased to $400,000 in connection with his appointment as Executive Vice President and Chief Operating Officer and Acting President and Chief Executive Officer of the Company.

(2)	The increase in base salary for Mr. Dill reflects an adjustment based upon market compensation data.

Performance-Based Annual Incentive Compensation

Consistent with our philosophy of linking pay to performance and the principle that our executives should be motivated to improve stockholder value but not be encouraged to take unnecessary risks, we believe that an important portion of the overall cash compensation for executive officers should be “at risk,” or contingent upon the successful achievement of annual corporate goals that we believe will drive stockholder value. Therefore, our 2012 management bonus plan provided for a target cash bonus, achievement of which was dependent upon the attainment of certain performance goals. For each executive, the annual bonus may be less than or greater than the target bonus depending on the Company’s performance and the executive’s achievement of the predetermined goals. For example, minimum, target and maximum levels of achievement with respect to each goal are pre-determined by the Compensation Committee with payouts of 0%, 100% and 200%, respectively. Therefore, the maximum possible payout under the 2012 management bonus plan was 200% of the target bonus. The following table outlines the target bonus percentage for each NEO.

Executive	2011 Target Bonus	2012 Target Bonus
Wayne F. Robbins	55%	55%
A. William Higgins	75	80
Frederic M. Burditt	55	55
Michael R. Dill	45	55
Mahesh Joshi	–	55
Alan J. Glass	40	45

The Compensation Committee set the annual performance targets at what it believed to be aggressive yet achievable levels. The performance targets required the high performance and substantial commitment that we believe drive stockholder value. For Fiscal Year 2012, these goals for corporate executives fell into four categories: (i) consolidated adjusted earnings per share; (ii) consolidated adjusted net sales; (iii) days supply inventory; and (iv) a strategic objective component (with specific objectives aligned with the Company’s long-term strategic goals). The goals for group executives fell into five categories: (i) group-wide adjusted operating income; (ii) group-wide adjusted net sales;

(iii) group-wide days supply inventory; (iv) a strategic objective component (with specific objectives aligned with the Company's long-term strategic goals); and (v) consolidated adjusted earnings per share.

In addition to the goals approved by the Committee, a minimum threshold was established below which no payout would occur on the financial objectives and a separate minimum threshold was established below which no payout would occur at all. These minimum thresholds were as follows: (i) if 2012 consolidated adjusted earnings per share were below the 2011 consolidated adjusted earnings per share or adjusted operating income was less than 75% of the 2012 target, no payout would occur on any financial metric and (ii) if adjusted operating income or earnings per share were below zero, there would be no payout at all. The Compensation Committee believed these goals effectively balanced the desire to generate short-term results with enhancement of the Company’s long-term organizational value.

The strategic objectives for our executive officers were determined at the beginning of the fiscal year in conjunction with our annual strategic objective deployment process. This process begins with the establishment of consolidated annual goals aligned to the achievement of a longer term strategic plan designed to drive increased stockholder value. Once the consolidated goals have been established, strategic objectives are developed for each executive officer that are intended to promote achievement of the consolidated goals.

For Fiscal Year 2012, the Compensation Committee determined that the target goals and the measure of achievement of such goals for the strategic objectives component should be qualitative. As such, the determination of each executive officer’s achievement of such goals is the result of a subjective evaluation. With respect to all executives other than the Chief Executive Officer, the evaluation is performed by the Chief Executive Officer after discussion with the individual executives relative to their individual achievements and then submitted to the Compensation Committee for review and approval. With respect to the Chief Executive Officer, the evaluation is performed by the Compensation Committee after discussion with the Chief Executive Officer relative to his individual achievements.

Performance Targets, Weighting and Degree of Achievement. The following tables show each Named Executive Officer’s performance targets, the weighting and degree of achievement, as approved by the Compensation Committee. The metrics and measures presented in the tables below were derived and evaluated using internal criteria which generally are consistent with Generally Accepted Accounting Principles (“GAAP”) reported results except for the following items that were not included in the performance targets when they were established and are not related to the ongoing operating performance of the Company: certain asbestos litigation and bankruptcy-related costs for our Leslie Controls, Inc. (“Leslie”) subsidiary in 2010 and 2011; the impact of certain current-year acquisitions; special charges; and fluctuations in currency exchange rates.

Target Performance Range for Mr. Robbins

Mr. Robbins performed several functions at Circor during 2012. First, he served as the Group President, Circor Flow Technologies from the beginning of the year through December 2012. He also served as Managing Director of our Italian subsidiary from January through October and spent considerable time working in Italy. Finally, upon the resignation of our former Chief Executive Officer, Mr. Higgins, in December of 2012, Mr. Robbins was appointed Executive Vice President and Chief Operating Officer as well as Acting President and Chief Executive Officer. As a result of the different positions and the additional responsibilities, including an international assignment, Mr. Robbins received several non-traditional compensation items. These items included a housing allowance and per diem for meals and other living expenses while in Italy.

The following table shows the Fiscal Year 2012 performance targets, weighting and degree of achievement for Mr. Robbins related to his position with Circor Flow Technologies, which accounted for 50% of his performance-based annual incentive compensation. The remaining 50%, which is not reflected in the table below, was based on the achievement of certain goals established in advance by Pibiviesse, our Italian subsidiary, in connection with Mr. Robbins service as its Managing Director.

Circor Flow Technologies Group Goals(1)	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2012
Adjusted Operating Income	25%	$26,270	$35,027	$43,784	$34,264	91%
Adjusted Net Sales	20%	$260,749	$289,721	$318,693	$275,238	50%
Days Supply Inventory	20%	95.3	89.5	84.3	100.5	0%
Strategic Objectives	20%	(2)	(2)	(2)	(2)	150%
Adjusted Earnings per Share	15%	$2.13	$2.41	$2.69	$2.56	155%
(1)	50% of the bonus opportunity for Mr. Robbins for Fiscal Year 2012 was based on attainment of goals with a weighted average of certain measures related to the group component.
(2)	The Compensation Committee determined that the target goals and measure of achievement of the strategic objectives component should be qualitative.

For Fiscal Year 2012, Mr. Robbins’ individual strategic objectives with respect to Circor Flow Technologies included (i) significantly increasing control valve sales to the power and process end markets through new product introductions, (ii) sales channel investment and (iii) development of specified sales tools. Mr. Robbins’ strategic objectives with respect to our Italian subsidiary included (i) supporting the transition of Pibiviesse management by identifying and addressing organizational gaps and key process improvements and (ii) development and implementation of customer and financial metrics in order to provide oversight into the impact of process improvements and organizational changes. After reviewing with Mr. Robbins his achievement toward these objectives, the Compensation Committee determined that the subjective level of achievement by Mr. Robbins with respect to Circor Flow Technologies warranted a payout factor of 150% for the strategic objectives component of the Fiscal Year 2012 incentive compensation and that the level of achievement by Mr. Robbins with respect to the goals established by our Italian subsidiary warranted a payout of $102,632.

Target Performance Range for Mr. Higgins

The following table shows the Fiscal Year 2012 performance targets, weighting and degree of achievement for Mr. Higgins.

Company Goals	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2012
Adjusted Earnings Per Share	40%	$2.13	$2.41	$2.69	$2.56	155%
Adjusted Net Sales	20%	$762,317	$847,019	$931,721	$845,804	99%
Days Supply Inventory	20%	123.4	113.8	105.6	124	0%
Strategic Objectives	20%	(1)	(1)	(1)	(1)	150%
(1)	The Compensation Committee determined that the target goals and measure of achievement of the strategic objectives component should be qualitative.

For Fiscal Year 2012, Mr. Higgins’ individual strategic objectives included (i) building a recruiting engine in order to rebuild the Energy Group leadership and strengthen local leadership at specified businesses, (ii) continuing to build sales, marketing and organizational capability with respect to new product introduction to enhance organic growth and project execution, (iii) implementation of a robust acquisition process from strategy through integration, (iv) building out the Company’s infrastructure in India and Brazil and (v) replicating model line success at additional business units. After reviewing with Mr. Higgins the Compensation Committee’s assessment of his achievement toward these objectives, the Compensation Committee determined that the subjective level of achievement by Mr. Higgins warranted a payout factor of 150% for the strategic objectives component of the Fiscal Year 2012 incentive compensation. Upon Mr. Higgins’ departure, the Compensation Committee agreed that Mr. Higgins would receive a bonus under the management bonus plan based on performance for the entire year. This amount was determined in the same manner as other executives and the payment was pro-rated for the time he served during the year, which was more than 11 months.

Target Performance Range for Mr. Burditt

The following table shows the Fiscal Year 2012 performance targets, weighting and degree of achievement for Mr. Burditt.

Company Goals	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2012
Adjusted Earnings Per Share	40%	$2.13	$2.41	$2.69	$2.56	155%
Adjusted Net Sales	20%	$762,317	$847,019	$931,721	$845,804	99%
Days Supply Inventory	20%	123.4	113.8	105.6	124.0	0%
Strategic Objectives	20%	(1)	(1)	(1)	(1)	150%
(1)	The Compensation Committee determined that the target goals and measure of achievement of the strategic objectives component should be qualitative.

For Fiscal Year 2012, Mr. Burditt’s individual strategic objectives included (i) implementing a transfer pricing policy to maximize tax, legal and cash benefits with a management measurement process that encourages global growth, global management cooperation and enhanced profitability, (ii) providing the enhanced resources, analysis and communication necessary in order to facilitate operational improvements at certain specified business units, (iii) enhancement of certain processes to maximize the use of cash while minimizing borrowing and unfavorable currency exposure and (iv) recruiting, developing and managing our financial team personnel utilizing the CIRCOR Talent Management System. After reviewing with Mr. Burditt his achievement toward these objectives, Mr. Robbins recommended and the Compensation Committee agreed that the subjective level of achievement by Mr. Burditt warranted a payout factor of 150% for the strategic objectives component of the Fiscal Year 2012 incentive compensation.

Target Performance Range for Mr. Dill

The following table shows the Fiscal Year 2012 performance targets, weighting and degree of achievement for Mr. Dill.

Circor Aerospace Group Goals(1)	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2012
Adjusted Operating Income	25%	$13,581	$18,108	$22,635	$9,800	0%
Adjusted Net Sales	20%	$132,623	$147,359	$162,095	$141,389	0%
Days Supply Inventory	20%	130.1	119.5	110.4	133.1	0%
Strategic Objectives	20%	(2)	(2)	(2)	(2)	125%
Adjusted Earnings per Share	15%	$2.13	$2.41	$2.69	$2.56	155%

(1)	The bonus opportunity for Mr. Dill for Fiscal Year 2012 was based on attainment of goals with a weighted average of certain measures related to the group component.

(2)	The Compensation Committee determined that the target goals and measure of achievement of the strategic objectives component should be qualitative.

For Fiscal Year 2012, Mr. Dill’s individual strategic objectives included (i) improving internal communications throughout the Circor Aerospace Products group by implementing a formal communications plan and integrating it into business processes and measures, (ii) improving and stabilizing a formal new product introduction process and establishing a global project management structure to achieve profit targets on new programs and projects and (iii) establishing a "model line" for the fluid control product line in Corona, California. After reviewing with Mr. Dill his achievement toward these objectives, Mr. Robbins recommended and the Compensation Committee agreed that the subjective level of achievement by Mr. Dill warranted a payout factor of 125% for the strategic objectives component of the Fiscal Year 2012 incentive compensation.

Target Performance Range for Mr. Joshi

The following table shows the Fiscal Year 2012 performance targets, weighting and degree of achievement for Mr. Joshi.

Circor Energy Group Goals (1)	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2012
Adjusted Operating Income	25%	$33,390	$44,520	$55,650	$48,720	138%
Adjusted Net Sales	20%	$391,347	$434,830	$478,313	$431,786	93%
Days Supply Inventory	20%	138.3	126.3	116.3	135.6	22%
Strategic Objectives	20%	(2)	(2)	(2)	(2)	150%
Adjusted Earnings per Share	15%	$2.13	$2.41	$2.69	$2.56	155%

(1)	The bonus opportunity for Mr. Joshi for Fiscal Year 2012 was based on attainment of goals with a weighted average of certain measures related to the group component.

(2)	The Compensation Committee determined that the target goals and measure of achievement of the strategic objectives component should be qualitative.

For Fiscal Year 2012, Mr. Joshi’s individual strategic objectives included (i) restructuring and building the Energy Group leadership team, (ii) creating and implementing a repositioning plan for Brazilian operations, (iii) developing a revised Energy Group sales team structure to promote synergies across business units and product lines and (iv) revising and communicating a global Energy Group strategy to promote profitable growth. After reviewing with Mr. Joshi his achievement toward these objectives, Mr. Robbins recommended and the Compensation Committee agreed that the subjective level of achievement by Mr. Joshi warranted a payout factor of 150% for the strategic objectives component of the Fiscal Year 2012 incentive compensation.

Target Performance Range for Mr. Glass

The following table shows the Fiscal Year 2012 performance targets, weighting and degree of achievement for Mr. Glass.

Company Goals	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2012
Adjusted Earnings Per Share	40%	$2.13	$2.41	$2.69	$2.56	155%
Adjusted Net Sales	20%	$762,317	$847,019	$931,721	$845,804	99%
Days Supply Inventory	20%	123.4	113.8	105.6	124.0	0%
Strategic Objectives	20%	(1)	(1)	(1)	(1)	100%

(1)	The Compensation Committee determined that the target goals and measure of achievement of the strategic objectives component should be qualitative.

For Fiscal Year 2012, Mr. Glass’ individual strategic objectives included (i) enhancing worldwide anticorruption management systems, processes and training, (ii) enhancing the effectiveness of the company-wide online ethics training system and (iii) improving worldwide contracting practices by training key sales and sourcing leaders on contract risk areas. After reviewing with Mr. Glass his achievement toward these objectives, Mr. Robbins recommended and the Compensation Committee agreed that the subjective level of achievement by Mr. Glass of these objectives warranted a payout factor of 100% for the strategic objectives component of the Fiscal Year 2012 incentive compensation.

Based on the Company’s results for Fiscal Year 2012, Messrs. Robbins, Higgins, Burditt, Dill, Joshi and Glass earned $176,320, $506,077, $209,091, $68,967, $164,399 and $110,582, respectively, under the 2012 management bonus plan. Such amounts, after giving effect to the MSP RSU deferral election described below, are reflected in Column (g) of the Summary Compensation Table. Such amounts represent 104%, 112%, 112%, 48%, 111%, and 102% of the target bonus for Messrs. Robbins, Higgins, Burditt, Dill, Joshi and Glass, respectively.

Management Stock Purchase Plan RSUs. In order to more closely align the interests of our executives with those of our stockholders, our executives are also eligible to participate in our MSP, which is designed to incentivize our executives to invest their own earned funds in equity of the Company. Under the MSP, which is a component of our Equity Incentive Plan, executives may make an advance election to receive RSUs in lieu of a specified percentage or dollar amount of such executive’s earned annual cash bonus. These RSUs awarded under the MSP are referred to as “MSP RSUs” in this proxy statement. Such MSP RSUs are issued on the basis of a 33% discount to the closing price of the Company’s Common Stock two trading days after the announcement of our annual results and generally vest in whole after a three-year period, at which time they are converted into shares of our Common Stock unless the executive previously has elected a longer deferral period. The three-year cliff vesting feature of these RSUs also serves as a retention tool for the Company because, with regard to unvested RSUs, a departing executive may lose the benefits associated with the discounted cost of such awards, as well as any further appreciation in stock price and accrued dividends. Dividends equal to any dividends paid on shares of our Common Stock are accrued to the account of a MSP RSU holder and are paid to the holder at the time such MSP RSUs are distributed. Based on elections made prior to December 31, 2011, for Fiscal Year 2012, Messrs. Robbins, Higgins, Burditt, Dill, Joshi and Glass deferred 20%, 0%, 50%, 0%, 10% and 50% of their 2012 bonus amounts, respectively.

Long-Term Equity Incentives

The Company’s policy is that executives’ long-term equity compensation should promote both the long-term retention of key executives and improvements to stockholder value by aligning executives’ interests with those of our stockholders. The Company believes that having executives hold a meaningful amount of unvested equity not only aligns executives’ long-term interests with those of our stockholders, but also serves as an effective retention tool. For Fiscal Year 2012, the long-term equity incentives awarded to each of our executive officers were based on a percentage of the officer’s base salary. Through its Compensation process, the Compensation Committee set the target amount of long-term equity awarded to our Named Executive Officers for 2012 at the following percentages of base salary: 90% for Mr. Robbins, 175% for Mr. Higgins, 90% for Mr. Burditt, 90% for Mr. Joshi and 60% for Mr. Glass. The target amount of long-term equity awarded to Mr. Dill for 2012 was 90%, plus an additional 45% as a retention incentive and to more quickly align his interests with those of our shareholders.

After considering the macroeconomic conditions affecting the markets in which the Company operates and the mix of equity compensation awards granted by our Peer Group Companies to their executives, the Compensation Committee decided to grant a mix of performance-based RSUs, time-vested RSUs and stock options.

Performance-based RSUs account for 34% of the value of long-term equity incentive grants for executive officers. The amount of performance-based RSUs awarded to each Named Executive Officer was determined by dividing 34% of the amount of such Named Executive Officer’s long-term incentive award by the value of the Company’s Common Stock at the time of grant. These awards vest at the end of a three-year performance cycle based upon the achievement of specific pre-established levels of Company performance. The performance goals for the 2012 performance-based RSUs consist of Fiscal Year 2014 adjusted return on invested capital (ROIC) and Fiscal Year 2014 adjusted operating margin. Each goal is weighted 50%. ROIC measures how efficiently and effectively we use capital to generate profits, while operating margin is a measure of our ability to convert sales into profits. We believe that in combination these measures are strong indicators of our overall performance and ability to create shareholder value.

The time-vested RSUs and stock options each account for 33% of the value of long-term equity incentive grants for executive officers and vest ratably over a three-year period from the date of grant. The amount of time-vested RSUs awarded to each Named Executive Officer was determined by dividing 33% of the amount of such Named Executive Officer’s long-term incentive award by the value of the Company’s Common Stock at the time of grant, while the number of stock options was determined by dividing 33% of the amount of such Named Executive Officer’s long-term equity incentive award by the grant date fair value of a stock option using the Black-Scholes option pricing model. The RSUs entitle the recipient to one share of our Common Stock for each RSU upon vesting. At the time of the RSU grant, the recipient may elect to defer receipt of shares upon vesting until a later date.

For 2013, the Compensation Committee has modified our long-term equity incentive program as follows: (i) 50% of the value of long-term equity incentive grants for executive officers are in the form of performance-based RSUs, with adjusted ROIC and adjusted operating margin targets for fiscal year 2015 and (ii) 50% of the value of long-term equity incentive grants for executive officers are in the form of time-vested RSUs.

Stock Ownership Guidelines

To further align the interests of the directors and executive officers of the Company with the interests of the stockholders, the Company has adopted Stock Ownership Guidelines for Directors and Executive Officers. These guidelines establish an expectation that, within a five-year period, each director and executive officer shall achieve and maintain an equity interest in the Company at least equal to a specified multiple of such individual's annual base salary or director's fee. The applicable multiples are as follows:

Position	Target
Chief Executive Officer	5x annual base salary
Chief Financial Officer	3x annual base salary
Chief Operating Officer	3x annual base salary
Group Presidents and Vice Presidents, Corporate Vice Presidents	2x annual base salary
Non-employee Director	3x value of annual retainer

In calculating an individual's equity interest, credit is given for (i) the value of actual shares of Common Stock owned beneficially, (ii) the before-tax value of all vested stock options, and (iii) the before-tax value of all outstanding RSU awards (including those which the individual has received in lieu of either bonus compensation or an annual director's retainer, as applicable). The calculation of an individual's equity interest, however, does not include the value of any outstanding equity awards subject to risk of forfeiture by virtue of performance.

The following table provides the equity interest held by each of our Named Executive Officers as of February 28, 2013, determined in accordance with the terms of our Stock Ownership Guidelines and expressed as a multiple of each such executive's base salary. Such amounts were calculated by multiplying the equity interest held by each Named Executive Officer by $41.68, the closing price of our common stock on February 28, 2013, and dividing such amount by the executive's 2012 base salary. Mr. Joshi was subject to the Stock Ownership Guidelines as of February 7, 2012, when he joined the Company.

Executive	Ownership Multiple	Target Compliance Date (1)
Wayne F. Robbins	5.4x annual base salary	3/01/2011
Frederic M. Burditt	5.6x annual base salary	2/10/2013
Michael R. Dill	1.6x annual base salary	4/25/2016
Mahesh Joshi	2.3x annual base salary	2/07/2017
Alan J. Glass	5.7x annual base salary	2/21/2011

(1)
The target compliance date is five years from the later of (i) the date of the Named Executive Officer's commencement of employment with the Company, (ii) the date of the Named Executive Officer's promotion to his current position requiring a higher target ownership multiple or (iii) February 21, 2006, the date the Stock Ownership Guidelines were originally adopted by the Board

Retirement Benefits

The Company maintains a defined contribution 401(k) plan in which substantially all of our U.S. employees, including our Named Executive Officers, are eligible to participate. In 2007, we implemented a nonqualified 401(k) excess plan to provide benefits that would otherwise be provided under the qualified 401(k) plan to certain participants but for the imposition of certain maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions). Company employees, including the Named Executive Officers, who reach the maximum limits in the qualified 401(k) plan will generally be eligible for the 401(k) excess plan. In addition, our employees receive enhanced benefits under our 401(k) plan. Each year, commencing with the fiscal year ended December 31, 2008, the Company makes an automatic core contribution on behalf of each participant equal to 2.5% of the participant’s compensation during the recently concluded fiscal year (regardless of whether the participant contributes to the plan). In addition, the Company makes an additional matching contribution on behalf of each participant equal to 50% of the first 5% of compensation contributed to the plan by the participant.

Prior to 2006, the Company sponsored a qualified noncontributory defined benefit pension plan for eligible salaried employees (the “Retirement Plan”). As of July 1, 2006, we froze the accrued pension benefits of the Retirement Plan participants and closed the Retirement Plan to new participants. Under the revised Retirement Plan, participants generally do not accrue any additional benefits under the Retirement Plan after July 1, 2006 (although vesting for unvested participants continues until full vesting). We also terminated our nonqualified noncontributory defined benefit supplemental plan for certain highly compensated employees (the “SERP”) in 2008 and paid out all vested benefits. Mr. Higgins forfeited participation in the SERP in exchange for an RSU award in connection with his appointment as our Chief Executive Officer effective March 1, 2008.

Severance and Change in Control Benefits

Severance Benefits

As a result of the current leadership transition, the Compensation Committee determined in February 2013 that it would be in the Company’s best interest to enter into severance agreements with certain key executives, including all of our Named Executive Officers, to remove any financial or other concerns that may arise as a result of the transition and thereby to encourage such executives to remain with the Company through this transition period. Each of the severance agreements provides that if an executive’s employment is terminated other than for cause within one year from the date on which a permanent Chief Executive Officer is hired by and commences employment with the Company, then the executive is entitled to: (i) severance pay equal to his or her base salary as in effect at the time of such termination for 12 months, (ii) pro-rated target bonus compensation, (iii) the continuation of health and dental benefits for 12 months, and (iv) outplacement services.

Other than as set forth above, and with the exception of Mr. Burditt, our executives are not entitled to any severance benefits upon a termination of employment unless in connection with a change in control. Mr. Higgins, our former Chief Executive Officer, was also entitled to cash severance benefits upon termination of his employment by the Company without cause. In exchange for the severance benefits, Mr. Higgins has agreed to be bound by certain restrictive covenants, including non-compete and non-solicitation restrictions for a period of 24 months after termination of employment. We believe that the payment of severance benefits to our Chief Financial Officer if his employment is terminated without cause by the Company is consistent with the practices of our Peer Group Companies and provides him with financial security during a period of time when he is likely to be unemployed and seeking new employment. The Compensation Committee believes that it is appropriate to provide severance protection in exchange for restrictive covenants that protect the Company.

For a description of the severance benefits provided to Mr. Burditt, see the section of this proxy statement titled "Severance and Other Benefits Upon Termination of Employment or Change in Control."

 Change in Control Benefits

We believe that the consideration of a change in control transaction will create uncertainty regarding the continued employment of our executive officers, including our Named Executive Officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to focus on seeking the best return for our stockholders and to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain, we provide our executive officers (including our Named Executive Officers) with severance benefits pursuant to a change of control agreement if their employment is terminated by us without cause or by the executive for good reason within twelve months following a change in control. Further, we believe that providing these executive officers with cash severance benefits upon certain terminations following a change in control is consistent with the practices of our Peer Group Companies and provides them with financial security during a period of time when they are likely to be unemployed and seeking new employment. In exchange for severance protection following a change in control, each of our executive officers (including our Named Executive Officers) has agreed to be bound by certain restrictive covenants, including a non-compete provision during the term of employment and for one year thereafter, regardless of the reasons for termination of employment.

For a description of the change in control benefits provided to the Company's Named Executive Officers, see the section of this proxy statement titled "Severance and Other Benefits Upon Termination of Employment or Change in Control."

No Tax Gross-Up in Connection with Change in Control Benefits

In 2010, the Company adopted a policy against entering into new or amended agreements with our executive officers providing for tax gross-ups in connection with compensatory arrangements, including change in control, severance or other ancillary benefits. However, pursuant to the terms of his change of control agreement, Mr. Higgins was entitled to a tax gross-up payment for certain excise taxes payable in connection with severance and other benefits he would have received in connection with a change in control occurring on or prior to December 31, 2013. As a result of Mr. Higgins’ December 2012 departure from the Company, we no longer have any change of control agreements that provide for tax gross-ups. Mr. Higgins did not receive any tax gross-up payments in connection with his resignation.

Other Personal Benefits

The Company provides the Named Executive Officers with certain limited other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the overall compensation program objective of enabling the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of these personal benefits provided to the Named Executive Officers. In 2012, Messrs. Robbins, Higgins, Burditt, Dill, Joshi and Glass received annual car allowances totaling

$8,400, $15,000, $13,000, $8,400, $7,431 and $8,400, respectively. During 2012, the Company paid for tax preparation and planning services for Messrs. Higgins, Burditt and Glass. In addition, with respect to our former Chief Executive Officer, the Company paid annual dues associated with a country club membership of his choice. In the case of the country club membership fees, we believe this benefit to be appropriate in that it provides an appropriate forum for off-site business meetings, as well as customer and supplier entertainment.

Tax Deductibility of Compensation

In making compensation decisions, the Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the Compensation paid to our executives. Section 162(m) disallows an income tax deduction to any publicly-held corporation for compensation paid to certain executive officers that exceeds $1 million in any taxable year unless the remuneration meets certain requirements to be considered “performance-based.” Some compensation paid to our Named Executive Officers may or may not be deductible under Section 162(m). While stock options are structured in a manner that is intended to qualify as “performance based,” other elements of our executive compensation program, such as time-based restricted stock units and certain bonus payments, can potentially be limited by the Section 162(m) deduction limitation. The Committee believes that it is important to retain the flexibility to have programs that do not meet all of the requirements of Section 162(m). The Committee will continue to monitor the issue of deductibility, and adjust our executive compensation program to secure tax deductions to the extent that it believes such result is consistent with the principles underlying our executive compensation philosophy.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION AND
OTHER PAYMENTS TO THE NAMED EXECUTIVE OFFICERS

The following sections provide a summary of cash and certain other amounts we paid for Fiscal Year 2012 (and the preceding two fiscal years) to the Named Executive Officers. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the Named Executive Officers for Fiscal Year 2012. Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the Compensation Discussion and Analysis above.

COMPENSATION SUMMARY

The following table details the compensation of our current Chief Executive Officer, our former Chief Executive Officer our Chief Financial Officer and our three other most highly compensated executive officers during Fiscal Year 2012 (and the preceding two fiscal years). For a discussion of the material factors in determining executive compensation and the amounts presented below, see the Compensation Discussion and Analysis under the headings "Elements of Compensation" and "How We Determine Executive Compensation."

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Target MSP RSU Awards ($) (2)	Target Performance- Based RSU Awards ($) (3)	All Other RSU Awards ($) (4)	Stock Awards ($) (5)	Option Awards ($) (6)	Non- Equity Incentive Plan Compen- sation ($) (7)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($) (8)	All Other Compen- sation ($) (9)	Total ($) (10)
(a)	(b)	(c)	(d)				(e)	(f)	(g)	(h)	(i)	(j)
Wayne F. Robbins,	2012	$299,526	$100,000	$51,150	$94,971	$92,187	$238,308	$92,182	$141,056	$—	$160,037	$1,031,108
Acting President and Chief Executive Officer, Executive Vice President and Chief Operating Officer	2011	255,481	25,000	106,219	–	87,516	193,735	87,506	75,515	–	26,941	664,378
	2010	244,250		112,500	–	119,158	231,658	39,732	96,018	–	27,308	638,966
A. William Higgins,	2012	575,279	–	-	360,819	350,270	711,089	350,163	506,077	10,581	2,341,150	4,494,339
Former Chairman, President and Chief Executive Officer	2011	570,096	40,000	324,844	–	343,746	668,590	343,751	166,707	12,277	72,647	1,874,068
	2010	543,750	0	309,375	–	492,211	801,586	164,067	241,882	7,080	117,456	1,875,821
Fredric Burditt,	2012	338,001	–	140,527	127,436	123,735	391,698	123,659	104,546	–	48,835	1,006,739
Vice President, Chief Financial Officer and Treasurer	2011	326,510	40,000	136,434	–	141,804	278,238	141,748	70,017	–	35,996	892,509
	2010	311,250	0	155,925	–	202,522	358,447	67,507	81,272	–	52,950	871,427
Michael R. Dill,	2012	252,018	–		119,017	115,577	234,594	115,503	68,967	–	38,179	709,262
Group Vice President, Circor AerospaceProducts	2011	219,904		–	–	128,786	128,786	82,501	31,399		25,537	488,127
Mahesh Joshi,	2012	264,231	–	24,750	91,826	539,166	655,743	89,123	147,959	–	13,625	1,170,680
Group Vice President, Circor Energy Products
Alan J. Glass,	2012	239,988	–	81,636	49,369	47,961	178,966	47,917	55,291	26,721	31,561	580,445
Vice President, General Counsel and Secretary	2011	232,998	30,000	70,452	–	57,096	127,548	57,007	36,156	29,279	22,519	535,507

(1)
The 2012 amount shown for Mr. Robbins reflect s a one-time bonus of $100,000 in recognition of his efforts as Acting President and Chief Executive Officer upon the departure of our former Chairman, President and CEO, his promotion to Chief Operating Officer and his outstanding achievement in simultaneously running the Flow Technologies Group and our Italian subsidiary during much of fiscal year 2012. The 2011 amount for Mr. Robbins reflects a one-time bonus of $25,000 in recognition of his efforts to assist the Energy Products Group following the resignation of the Group’s President. The 2011 amounts shown in this column for Messrs. Higgins, Burditt, and Glass of $40,000, $40,000, and $30,000, respectively, reflect special cash bonuses awarded by the Compensation Committee. These one-time bonuses were in recognition of their contributions to the successful elimination of the Leslie Controls, Inc. asbestos liability through completion of a pre-negotiated bankruptcy reorganization process of Leslie.

(2)
The amounts in this column reflect the aggregate grant date fair values of MSP RSU awards at the Target value (as described below), calculated in accordance with accounting guidance. At the Maximum value (as described below), these values for Mr. Robbins would be: 2012 - $102,300; 2011 - $212,438; 2010 - $225,000; for Mr. Higgins would be: 2012 - $0; 2011 - $649,688; 2010 - $618,750; for Mr. Burditt: 2012 - $281,055; 2011 - $272,868; 2010 - $311,850; for Mr. Dill: 2012 - $0; 2011- $0; for Mr. Joshi: 2012 - $49,500; and for Mr. Glass: 2012 - $163,273; 2011 - $140,904.

The Target value of MSP RSUs (listed in column (g) of the 2012 Grants of Plan-Based Awards Table) is the extent of the Named Executive Officer's election to receive MSP RSUs in lieu of a specified percentage or dollar amount of his cash bonus under our management bonus plan for the fiscal year shown, which we refer to as the election amount, and as described above in "Performance-Based Annual Incentive Compensation." For Fiscal Year 2012, the election amounts for Messrs. Robbins, Higgins, Burditt, Dill, Joshi and Glass were 20%, 0%, 50%, 0%, 10% and 50%, respectively. For Fiscal Year 2011, the election amounts for Messrs. Robbins, Higgins, Burditt, Dill and Glass were 50%, 50%, 50%, 0% and 50% respectively. For Fiscal Year 2010, the election amounts for Messrs. Robbins, Higgins and Burditt were 60%, 50%, and 60%, respectively.
The Maximum value of MSP RSUs (listed in column (h) of the 2012 Grants of Plan-Based Awards Table) is 200% of the Target value. The Maximum value of MSP RSUs is earned if 200% of the performance goals are achieved under our management bonus plan for the fiscal year shown. The Maximum value reflects the Named Executive Officer's election amount for the fiscal year shown.
MSP RSUs earned for Fiscal Year 2012 were issued as of March 4, 2013 and calculated by multiplying the Named Executive Officer's incentive bonus and his election amount and dividing the product thereof by $28.22, which was 67% of $42.12, the closing price of our Common Stock on March 1, 2013, the trading day immediately preceding the award date.

(3)
The amounts in this column reflect the aggregate grant date fair values of Performance-Based RSU awards at the Target value (as described below), calculated in accordance with accounting guidance. At the Maximum value (as described below), these values for 2012 would be $189,720 for Mr. Robbins; $721,586 for Mr. Higgins; $254,823 for Mr. Burditt; $238,799 for Mr. Dill; $183,600 for Mr. Joshi and $98,689 for Mr. Glass. There were no Performance-Based RSU grants related to Fiscal Years 2011 and 2010.

The Target value of Performance-Based RSUs is earned if our ROIC and AOM goals are achieved for the 2014 fiscal year, as described in “Long Term Equity Incentives”. The maximum value of Performance-Based RSUs is two times the Target value, as described above in “Long Term Equity Incentives”. The

Maximum value of Performance-Based RSUs is earned if our actual ROIC and AOM achievement exceeds the maximum percentages set by the Compensation Committee for the 2014 fiscal year.

(4)	The amounts in this column reflect the aggregate grant date fair values of RSUs (listed in column (l) of the 2012 Grants of Plan-Based Awards Table), calculated in accordance with accounting guidance.

(5)
The amounts in this column reflect the total of the previous three columns (Target MSP Awards, Target Performance-Based RSU Awards and All Other RSU Awards), which are presented separately to enhance understanding. The amounts are the aggregate grant date fair values of awards granted in the fiscal year shown, computed in accordance with accounting guidance (excluding any risk of forfeiture for awards subject to performance conditions as per SEC regulations). For awards subject to performance conditions, the value shown is calculated at the Target value, as described above. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 ("Share-Based Compensation") to the Company's audited consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2013.

(6)
The amounts shown in this column reflect the aggregate grant date fair value of stock in connection with stock options granted under the Equity Incentive Plan. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 ("Share-Based Compensation") to the Company's audited consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2013. The stock options granted in Fiscal Year 2012 were granted on March 5, 2012 and vest in three equal annual amounts commencing on the first anniversary of the grant date.

(7)
The amounts in this column reflect the amounts of non-equity incentive awards paid for performance in the fiscal year shown. Such amounts do not include the amounts awarded in the form of RSUs as elected by the Named Executive Officers.

(8)
The amounts shown in this column reflect the aggregate change in actuarial present value of the Named Executive Officer's accumulated benefit under our Retirement Plan from December 31, 2011 to December 31, 2012. There were no above-market or preferential earnings on any deferred compensation. Present values as of December 31, 2012 are based on a 3.85% discount rate. All present values assume commencement at normal retirement age with no mortality before commencement and RP-2000.

(9)	See "2012 All Other Compensation Table" for specific items in this category.

(10)
The amounts in this column reflect the total of the following columns: Salary, Total Target Stock Awards, Option Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings, and All Other Compensation.

(11)	Messrs. Dill and Glass were not Named Executive Officers in Fiscal Year 2010 and Mr. Joshi was not a Named Executive Officer in Fiscal Years 2011 or 2010.
2012 All Other Compensation Table

Name	Perquisites and Other Personal Benefits ($) (1)	Tax Preparation and Financial Planning ($)	Insurance Premiums ($) (2)	Severance Payments/ Accruals ($)(3)	Relocation Expenses ($)(4)	Payments Relating to Employee Savings Plan ($) (5)	Other ($) (6)	Total ($)
Wayne F. Robbins	$8,400	–	$4,044	–	$127,504	$18,728	$1,361	$160,037
A. William Higgins	15,000	12,000	1,674	2,182,950	–	33,597	95,929	2,341,150
Frederic M. Burditt	13,000	–	4,044	–	–	20,520	11,271	48,835
Michael R. Dill	8,400	–	1,290	–	–	10,608	17,881	38,179
Mahesh Joshi	7,431	–	1,232	–	–	4,962	–	13,625
Alan J. Glass	8,400	4,750	1,290	–	–	14,641	2,480	31,561

(1)	The amounts shown in this column reflect each executive's annual car allowance.

(2)	The amounts shown in this column reflect group term life insurance premiums paid on behalf of each executive.

(3)
The amounts shown in this column reflect severance payments to our former Chief Executive Officer, Mr. Higgins, in accordance with his March 24, 2008 Severance Agreement. Under the terms of Mr. Higgins' severance agreement, upon his departure, Mr. Higgins was entitled to severance pay that included: (i) an amount equal to two times the sum of Mr. Higgins' then effective base salary and target bonus opportunity; (ii) an amount equal to the product of (a) the bonus compensation Mr. Higgins would have received had he remained with the Company through the entire fiscal year in which the date of termination occurs, times (b) a fraction the numerator of which is the number of calendar days elapsed in the fiscal year as of the termination date and the denominator of which is 365; such amount shall be paid at such later time as bonus payments for the fiscal year in question are generally paid; and (iii) continuation of medical and dental insurance for a period of up to eighteen months from the termination date or as otherwise provided by law under COBRA. Mr. Higgins' severance agreement also required that Mr. Higgins not compete with the Company or solicit for employment or hire any employee of the Company for a period of twenty-four months after termination and that he not disclose any confidential information to anyone outside of the Company. Pursuant to his severance agreement, Mr. Higgins received a lump sum severance payment in the amount of $2,182,950, a bonus equal to $506,077 and the payment of health insurance premiums of approximately $1,400 per month for a period of up to 18 months. See “Compensation Discussion and Analysis – Extraordinary Events During the Year” for further information regarding the benefits Mr. Higgins received in connection with his departure from the Company.

(4)	The amounts shown in this column reflect relocation assistance to Mr. Robbins for his time spent managing our Italian subsidiary and related taxes of approximately $5,500.

(5)
The amounts shown in this column reflect Company matching contributions to the Named Executive Officer's 401(k) savings account of 2.5% of pay up to the limitations imposed by IRS regulations, the Company’s core contribution of 2.5%, as well as non-qualified deferred compensation contributions discussed in the Retirement Benefits section of the Compensation Discussion & Analysis.

(6)
Mr. Higgins' amount includes vacation payout of $44,895 and country club membership fees of $9,935. Mr. Dill’s amount includes a vacation payout of $17,509. The remaining amounts for each Named Executive Officer reflect dividend equivalents paid on RSUs.

2012 Grants of Plan-Based Awards

The following table summarizes the grant of plan-based awards made to our Named Executive Officers in 2012. For a discussion of these grants please see the Compensation Discussion and Analysis under the headings "Performance-Based Annual Incentive Compensation" and "Long-Term Equity Incentives."

Name	Type of Award (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or base Prices of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Wayne F. Robbins	RSU Time	03/05/12	$—	$—	$—	$—	$—	$—	2,814	0	$32.76	$92,187
	RSU Perf	03/05/12	–	–	–	–	94,971	189,942	–	–	–	–
	Options	03/05/12	–	–	–	–	–	–	–	6,510	32.76	92,182
	MSP RSU	03/05/12	–	–	–	–	51,150	102,300	–	–	–	–
	MBP	03/05/12	–	136,400	272,800	–	–	–	–	–	–	–
A. William Higgins	RSU Time	03/05/12	–	–	–	–	–	–	10,692	–	32.76	350,270
	RSU Perf	03/05/12	–	–	–	–	360,819	721,638	–	–	–	–
	Options	03/05/12	–	–	–	–	–	–	–	24,729	32.76	350,163
	MSP RSU	03/05/12	–	–	–	–	0	0	–	–	–	–
	MBP	03/05/12	–	485,100	970,200	–	–	–	–	–	–	–
Frederic M. Burditt	RSU Time	03/05/12	–	–	–	–	–	–	3,777	–	32.76	123,735
	RSU Perf	03/05/12	–	–	–	–	127,436	254,873	–	–	–	–
	Options	03/05/12	–	–	–	–	–	–	–	8,733	32.76	123,659
	MSP RSU	03/05/12	–	–	–	–	140,527	281,055	–	–	–	–
	MBP	03/05/12	–	93,685	187,370	–	–	–	–	–	–	–
Michael R. Dill	RSU Time	03/05/12	–	–	–	–	–	–	3,528	–	32.76	115,577
	RSU Perf	03/05/12	–	–	–	–	119,017	238,034	–	–	–	–
	Options	03/05/12	–	–	–	–	–	–	–	8,157	32.76	115,503
	MSP RSU	03/05/12	–	–	–	–	–	–	–	–	–	–
	MBP	03/05/12	–	143,072	286,143	–	0	0	–	–	–	–
Mahesh Joshi	RSU Time	02/08/12	–	–	–	–	–	–	10,692	–	42.09	450,026
	RSU Time	03/05/12	–	–	–	–	–	–	2,721	–	32.76	89,140
	RSU Perf	03/05/12	–	–	–	–	91,826	183,652	–	–	–	–
	Options	03/05/12	–	–	–	–	–	–	–	6,294	32.76	89,123
	MSP RSU	03/05/12	–	–	–	–	24,750	49,500	–	–	–	–
	MBP	03/05/12	–	148,500	297,000	–	–	–	–	–	–	–
Alan J. Glass	RSU Time	03/05/12	–	–	–	–	–	–	1,464	–	32.76	47,961
	RSU Perf	03/05/12	–	–	–	–	49,369	98,738	–	–	–	–
	Options	03/05/12	–	–	–	–	–	–	–	3,384	32.76	47,917
	MSP RSU	03/05/12	–	–	–	–	81,636	163,273	–	–	–	–
	MBP	03/05/12	–	54,424	108,848	–	–	–	–	–	–	–

(1)	Type of Award:
RSU Time = RSU award subject to time-based vesting only
RSU Perf = RSU award subject to performance conditions
Option = Stock option subject to time-based vesting only
MSP RSU = MSP RSU awards subject to performance conditions under management bonus plan
MBP = Cash award subject to performance conditions under management bonus plan
Each of these awards was granted under our Equity Incentive Plan. See Summary Compensation Table and the footnotes thereto for additional information on these types of awards.

(2)
MBP cash amounts were adjusted based on performance and were paid on or about March 8, 2013, to the extent achieved. The potential payouts of MBP awards are subject to performance conditions and are completely at risk. The amounts actually earned for Fiscal Year 2012 are reported in column (g) of the Summary Compensation Table.

(3)
MSP RSU awards were adjusted based on performance and were issued on or about March 4, 2013, to the extent achieved. The potential payouts of MSP RSU awards are subject to performance conditions and are completely at risk. RSU Perf awards were awarded on March 5, 2012 and are subject to financial performance conditions for the year ended December 31, 2014.

(4)	RSU- Time awards were awarded on February 8, 2012 and March 5, 2012.

(5)	The exercise price of all Options is equal to the closing price of our Common Stock on the business day before the Grant Date.

(6)
The amounts in this column reflect the aggregate grant date fair values of the RSU awards reflected in column (i), calculated in accordance with accounting guidance, and the aggregate fair value of the Option awards reflected in column (j) was estimated based on the fair market value on the date of grant and using the Black-Scholes option pricing model. On March 5, 2012, the estimated fair market value per share subject to such stock options was $14.16.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)		Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)		(j)	(k)
Wayne F. Robbins	–	2,798	30.91	3/1/2020	–	–	–		–	–
	–	5,064	39.00	2/28/2021	–	–	–		–	–
	–	6,510	32.76	3/05/2022	–	–	–		–	–
	–	–	–	–	2/26/2007	1,353	53,565	(3)	–	–
	–	–	–	–	3/2/2009	1,341	53,090	(4)	–	–
	–	–	–	–	3/2/2009	827	32,741	(4)	–	–
	–	–	–	–	3/1/2010	1,285	50,873	(5)	–	–
	–	–	–	–	3/1/2010	1,774	70,233	(6)	–	–
	–	–	–	–	2/28/2011	1,496	59,227	(5)	–	–
	–	–	–	–	2/28/2011	5,512	218,220	(6)	–	–
	–	–	–	–	3/5/2012	2,814	111,406	(5)	–	–
	–	–	–	–	3/5/2012	3,449	136,546	(6)	–	–
	–	–	–	–	3/5/2012	–	–		2,899	114,771	(7)

A. William Higgins	27,800	–	24.90	2/18/2015	–	–	–		–	–
	11,554	–	30.91	3/1/2020	–	–	–		–	–
	8,243	–	32.76	3/5/2022	–	–	–		–	–
	–	–	–	–	2/28/2011	6,170	244,270	(6)	–	–
	–	–	–	–	3/5/2012	2,531	100,202	(6)	–	–

Frederic M. Burditt	–	4,754	30.91	3/1/2020	–	–	–		–	–
	–	8,203	39.00	2/28/2021	–	–	–		–	–
	–	8,733	32.76	3/5/2022	–	–	–		–	–
	–	–	–	–	3/2/2009	2,278	90,186	(4)	–	–
	–	–	–	–	3/2/2009	1,367	54,120	(4)	–	–
	–	–	–	–	3/1/2010	2,184	86,465	(5)	–	–
	–	–	–	–	2/28/2011	4,665	184,687	(6)	–	–
	–	–	–	–	2/28/2011	2,424	95,966	(5)	–	–

	–	–	–	–	3/5/2012	3,666	145,137	(6)	–	–
	–	–	–	–	3/5/2012	3,777	149,531	(5)	–	–
	–	–	–	–	3/5/2012	–	–		3,890	154,005	(7)

Michael R. Dill	–	5,987	–	–	–	–	–		–	–
	–	8,157	31.10	8/29/2021	–	–	–		–	–
	–	–	32.76	3/5/2022	–	–	–		–	–
	–	–	–	–	8/3/2009	532	21,062	(4)	–	–
	–	–	–	–	3/1/2010	33	1,306	(6)	–	–
	–	–	–	–	2/28/2011	790	31,276	(5)	–	–
	–	–	–	–	8/29/2011	1,770	70,074	(5)	–	–
	–	–	–	–	3/5/2012	3,528	139,674	(5)	–	–
	–	–	–	–	3/5/2012	–	–		3,633	143,830	(7)

Mahesh Joshi	–	6,294	32.76	3/5/2022		–	–		–	–
	–	–	–	–	2/08/2012	10,692	423,296	(5)	–	–
	–	–	–	–	3/5/2012	2,721	107,724	(5)	–	–
	–	–	–	–	3/05/2012	–	–		2,803	110,971	(7)

Alan J. Glass	1,000	–	23.80	1/06/2014	–	–	–		–	–
	1,980	–	23.80	2/18/2015	–	–	–		–	–
	–	1,937	30.91	3/1/2020	–	–	–		–	–
	–	3,299	39.00	2/28/2021	–	–	–		–	–
	–	3,384	32.76	3/5/2022	–	–	–		–	–
	–	–	–	–	2/26/2007	874	34,602	(3)	–	–
	–	–	–	–	3/2/2009	929	36,779	(4)	–	–
	–	–	–	–	3/2/2009	535	21,181	(4)	–	–
	–	–	–	–	3/1/2010	890	35,235	(5)	–	–
	–	–	–	–	3/1/2010	314	12,431	(6)	–	–
	–	–	–	–	2/28/2011	976	38,640	(5)	–	–
	–	–	–	–	2/28/2011	2,047	81,041	(6)	–	–
	–	–	–	–	3/5/2012	1,647	65,205	(6)	–	–
	–	–	–	–	3/5/2012	1,464	57,960	(5)	–	–
	–	–	–	–	3/5/2012	–	–		1,507	59,662	(7)

(1)
All stock options listed in this column were granted pursuant to our Equity Incentive Plan and have a ten-year option term. The stock option grants on March 1, 2010, February 28, 2011, and August 29, 2011 all vest three years from such date. The stock option grants on March 5, 2012 vest ratably 33% per year generally beginning on the first anniversary from such date.

(2)
The amounts shown in this column reflect the market value of unvested RSUs calculated by multiplying the number of such unvested RSUs by $39.59, the closing price of our Common Stock on December 31, 2012, the last trading day in 2012.

(3)
The amounts reflect the unvested portion of long-term incentive grants in the form of RSUs pursuant to our Equity Incentive Plan. Such grants generally vest ratably over a six-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.

(4)
The amounts reflect the unvested portion of long-term incentive grants in the form of RSUs pursuant to our Equity Incentive Plan. Such grants generally vest ratably over a four-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.

(5)
The amounts reflect the unvested portion of long-term incentive grants in the form of RSUs pursuant to our Equity Incentive Plan. Such grants generally vest ratably over a three-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.

(6)
The amounts reflect the unvested portion of MSP RSUs pursuant to the MSP provisions allowing executives to receive MSP RSUs in lieu of a specified percentage or dollar amount of their annual incentive cash bonus. Such MSP RSUs vest in whole on the date that is three years from the date of the grant, at which time they convert into shares of Common Stock and are issued to the executive unless the executive has selected a longer deferral period. Awards with a grant date of March 5, 2012 vest on March 5, 2015.

(7)
The amounts reflect the unvested portion of long term grants in the form of RSUs pursuant to our Equity Incentive Plan. Such grants are subject to financial performance conditions for the year ended December 31, 2014 and reflect the target amount of the award.

2012 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2), (3)	Value Realized on Vesting ($) (4)
(a)	(b)	(c)	(d)	(e)
Wayne F. Robbins (5)	—	$—	4,201	$139,343
A. William Higgins (6)	—	—	91,262	2,410,199
Frederic M. Burditt (7)	—	—	25,905	651,087
Michael R. Dill (8)	—	—	1,812	63,129
Mahesh Joshi (9)	—	—	–	–
Alan J. Glass (10)	1,200	$26,676	5,713	$162,206

(1)	All stock option exercises consisted of cashless exercises performed through open market transactions typically effected by a stock broker of the named executive's choosing.

(2)
With respect to shares acquired upon vesting of RSUs, Named Executive Officers have shares withheld to pay associated income taxes. The number of shares reported represents the gross number prior to withholding of such shares.

(3)
As indicated in the notes below, in certain cases, the actual receipt of shares underlying vested RSUs may have been deferred pursuant to a previous election made by the Named Executive Officer. This table reports the number of shares vested regardless of whether distribution actually was made.

(4)
The amounts shown in this column reflect the value realized upon vesting of RSUs and MSP RSUs as follows: (i) for RSUs, the value realized upon vesting is determined by multiplying the number of RSUs vested (prior to withholding of any shares to pay associated income taxes) and the closing price of our Common Stock on the day prior to vesting and (ii) for MSP RSUs, the value realized upon vesting is determined by multiplying (a) the number of MSP RSUs vested (prior to withholding of any shares to pay associated income taxes) and (b) the difference between the closing price of our Common Stock on the day prior to vesting and the cost of the 2009 MSP RSUs.

(5)
Mr. Robbins had RSUs and MSP RSUs vest during 2012 as follows: 1,341 RSUs with a price of $33.20 on March 2, 2012; 827 RSUs with a price of $33.20 on March 2, 2012; 1,285 RSUs with a price of $33.11 on March 1, 2012 and 748 RSUs with a price of $33.18 on March 28, 2012. Mr. Robbins has elected to defer receipt of 1,353 RSUs with a price of $35.90 on February 26, 2012 until February 26, 2013. Mr. Robbins has also elected to defer receipt of 8,373 MSP RSUs with a price of $33.20 on March 2, 2012 until March 2, 2013.

(6)
Mr. Higgins had RSUs and MSP RSUs vest during 2012 as follows: 2,576 RSUs with a price of $35.90 on February 26, 2012; 1,647 RSUs with a price of $33.11 on March 1, 2012; 5,308 RSUs with a price of $33.11 on March 1, 2012; 5,536 RSUs with a price of $33.20 on March 2, 2012; 1,575 RSUs with a price of $33.20 on March 2, 2012; 2,938 RSUs with a price of $33.18 on March 28, 2012; 2,009 RSUs with a price of $32.25 on May 6, 2012;; 23,145 RSUs with a price of $36.17 on December 6, 2012 and 46,528 MSP RSUs with a value of $33.20 on March 2, 2012.

(7)
Mr. Burditt had RSUs and MSP RSUs vest during 2012 as follows: 3,244 RSUs with a price of $40.55 on February 11, 2012; 2,278 RSUs with a price of $33.20 on March 2, 2012; 1,367 RSUs with a price of $33.20 on March 2, 2012; 2,184 RSUs with a price of $33.11 on March 1, 2012; 1,212 RSUs with a price of $33.18 on March 28, 2012, and 15,620 MSP RSUs with a price of $33.20 on March 2, 2012.

(8)
Mr. Dill had RSUs vest during 2012 as follows: 395 RSUs with a price of $33.18 on March 28, 2012; 532 RSUs with a price of $31.23 on August 3, 2012 and 885 RSUs with a price of $37.75 on September 29, 2012.

(9)	Mr. Joshi did not have any option exercises or stock vesting.

(10)
Mr. Glass had RSUs and MSPs vest during 2012 as follows: 874 RSUs with a price of $35.90 on February 26, 2012; 929 RSUs with a price of $33.20 on March 2, 2012; 535 RSUs with a price of $33.20 on March 2, 2012; 890 RSUs with a price of $33.11 on March 1, 2012; 488 RSUs with a price of $33.18 on March 28, 2012 and 1,997 MSP RSUs with a price of $33.20 on March 2, 2012. Mr. Glass exercised 1,200 options on October 19, 2012 with an exercise price of $13.90 and a market price of $36.13.

2012 Pension Benefits

Prior to July 1, 2006, we maintained a Retirement Plan that was available to all U.S. employees who had attained age 21 and completed at least 1,000 hours of service in a specified twelve-month period. As of July 1, 2006, we froze the accrued pension benefits of the Retirement Plan participants and we closed the Retirement Plan to new participants. Under the revised Retirement Plan, participants generally do not accrue any additional benefits under the Retirement Plan after July 1, 2006 (although vesting for unvested participants continues until full vesting) and instead receive enhanced benefits associated with our defined contribution 401(k) plan described in the Compensation Discussion and Analysis section under the heading "Retirement Benefits."

The assets of the Retirement Plan are maintained in a trust fund at an independent investment firm. The Retirement Plan is administered by a retirement plan committee comprised of Company executives appointed by the Board. The Retirement Plan provides for monthly benefits to, or on behalf of, each participant at age sixty-five and has provisions for early retirement after age 55 and five years of service and surviving spouse benefits after five years of service. Participants in the Retirement Plan who terminate employment prior to retirement with at least five years of service are vested in their accrued retirement benefit. The Retirement Plan is subject to the Employee Retirement Income Security Act of 1974, as amended. The normal retirement benefit for participants is an annuity payable monthly over the participant's life. If the participant is married, he or she will receive a spousal joint and 50% survivor annuity, unless an election out is made. Generally, the annual normal retirement benefit is an amount equal to 1.67% of the participant's final average compensation (as defined in the Retirement Plan), reduced by the maximum offset allowance (as defined in the Retirement Plan) multiplied by years of service (with a maximum of twenty-five years). Compensation recognized under the Retirement Plan for purposes of the calculation above generally includes base salary and annual bonus. Annual compensation in excess of an Internal Revenue Services-prescribed limit is disregarded for all purposes under the Retirement Plan.

The amounts reported in the following table equal the present value of the accumulated benefit at December 31, 2012, for the Named Executive Officers under the Retirement Plan.

Name	Number of Years Credited Service (#) (1) (2)	Present Value of Accumulated Benefit ($) (3)	Payments During Last Fiscal Year ($)
(a)	(c)	(d)	(e)
Wayne F. Robbins	0	–	–
A. William Higgins	2	$61,266	–
Frederic M. Burditt	0	–	–
Michael R. Dill	0	–	–
Mahesh Joshi	0	–	–
Alan J. Glass	7	134,310	–

(1)
Participants are eligible for the Retirement Plan if they are at least 21 years of age and were hired before February 1, 2006. Participants are eligible for early retirement under the Retirement Plan at age fifty-five with five years of vested service.

(2)
A full year of service is earned in plan years where the participant worked over 1,000 hours. Partial years of service are granted for years where the participant worked less than 1,000 hours. There have been no ad hoc additional years of service granted to any participants. No additional years of service have been earned under the Retirement Plan after June 30, 2006 when that plan was frozen.

(3)
The present value of accumulated benefits is calculated based on the same assumptions as noted in Note 13 ("Employee Benefit Plans") to the Company's audited consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 21, 2013.

2012 Nonqualified Deferred Compensation

In 2007, we implemented a nonqualified 401(k) excess plan to provide benefits that would have otherwise been provided to participants in our 401(k) plan but for the imposition of certain maximum statutory limits imposed on qualified plans, such as annual limits on eligible pay and contributions. Under the 401(k) plan, the Company makes an automatic core contribution on behalf of each participant equal to 2.5% of the participant’s compensation during the recently concluded fiscal year (regardless of whether the participant contributes to the plan). In addition, the Company makes an additional matching contribution on behalf of each participant equal to 50% of the first 5% of compensation contributed to the plan by the participant. We also make the same contributions to the nonqualified 401(k) excess plan but only with respect to compensation in excess of the annual limit on eligible pay. In 2012, the annual limit on eligible pay was $250,000 and the annual limit on contributions was $50,000. Any contribution credits that we provide to participants under the nonqualified 401(k) plan are invested, at the discretion of plan participants, in one or more mutual funds selected by the plan participants. The same twenty-four mutual funds that we make available under our 401(k) plan are also available under the nonqualified 401(k) excess plan and there are no minimum or guaranteed rates of return to the participants on such investments. Distributions from the nonqualified 401(k) excess plan are made in a lump sum upon a participant's separation from service.

We also permit the grantees of our RSUs to defer the settlement of their units beyond the vesting date. The deferral period is a stated period of years selected in advance by the grantee. If the grantee's employment terminates before the end of the deferral period for reasons other than retirement, the RSUs will be settled in shares of our Common Stock upon termination of employment. If the grantee retires before the end of the deferral period, the RSUs will be settled in shares of our Common Stock at the end of the deferral period. During the deferral period, any dividends that would otherwise be paid on the deferred RSUs accumulate in cash and will be paid out at the same time that the deferred RSUs are settled.

Under either deferred compensation arrangement, if distribution is made on account of separation from service, the distribution will be delayed by six months if the participant is considered a specified employee within the meaning of Section 409A of the Internal Revenue Code.

The following table outlines employee and employer contributions to each deferred compensation arrangement for Fiscal Year 2012. The table also includes earnings or losses during Fiscal Year 2012, and the aggregate balances as of December 31, 2012.

Nonqualified Deferred Compensation

Name (a)		Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c) (1)	Aggregate Earnings /(Loss) in Last FY ($)(d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last FYE ($) (f) (2)
Wayne F. Robbins	Excess 401K	—	$6,263	$327	$—	$18,054
	RSUs(3)	$326,556	—	81,646	—	599,195
A. William Higgins	Excess 401K	–	21,222	9,869	—	97,367
Frederic M. Burditt	Excess 401K	–	8,117	1,801	—	21,316
Michael R. Dill	Excess 401K	–	–	–	—	17
Mahesh Joshi	Excess 401K	–	–	–	—	–
Alan J. Glass	Excess 401K	–	3,124	1,040	—	13,244

(1)	These amounts are disclosed in the Summary Compensation Table under "All Other Compensation."

(2)	These amounts include employer contributions that have been reflected in the Summary Compensation Table in this Proxy Statement and in previous proxy statements.

(3)	These amounts represent values for certain vested RSUs and MSP RSUs that Mr. Robbins elected to defer receipt of shares until a future date.

SEVERANCE AND OTHER BENEFITS UPON
TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide our Named Executive Officers (and other executive officers) with severance protections that are consistent with the severance protections offered by our Peer Group Companies. The following section describes the particular benefits that may become payable to our Named Executive Officers depending on the circumstances surrounding their termination of employment with us. In calculating the amount of any potential payments to our Named Executive Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on December 31, 2012 and that the price per share of our common stock is equal to $39.59, the closing price on December 31, 2012, the last trading day in 2012.

Severance Benefits—Termination of Employment Other than in Connection with Change in Control

With the exception of Mr. Burditt, our executives were not entitled in 2012 to any severance benefits upon a termination of employment unless in connection with a change in control. As noted in the section of this Proxy Statement entitled “Compensation Discussion and Analysis – Extraordinary Events During the Year,” and as reflected in the “All Other Compensation” column of the Summary Compensation Table, our former Chief Executive Officer received severance benefits in connection with his December 6, 2012 departure from the Company.

The offer letter given to Mr. Burditt in connection with his retention in February 2008 as Chief Financial Officer entitles him to severance equal to his annual base salary in the event he is terminated without "Cause" by the Company. If Mr. Burditt's employment was terminated by the Company without "Cause" on December 31, 2012, the last business day of the fiscal year, and such termination was not in connection with a change in control, Mr. Burditt would have been entitled to a lump sum payment in the amount of $330,750.

Severance Benefits—Termination of Employment in Connection with Change in Control

Change of Control Agreements with Named Executive Officers

The Company has entered into change of control agreements with our executive officers, including our Named Executive Officers, which are substantially identical and provide for certain benefits to be paid to such executive officers in connection with a termination of employment with the Company under the circumstances described below.

If within 12 months after a change in control, an executive officer's employment is terminated by the Company without "Cause" or such executive officer terminates his employment for "Good Reason" (as those terms are defined in the change of control agreements), such executive officer will be entitled to severance pay that generally includes: (i) an amount equal to two times the sum of (a) such executive officer's current base salary and (b) the highest annual incentive compensation received by such executive officer in any of the three immediately preceding fiscal years (excluding any sign-on bonus, retention bonus or any other special bonus); (ii) the payment of such health insurance premiums as may be necessary to allow them and their spouses and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years; and (iii) for Mr. Burditt, the payment of expenses incurred in leasing an automobile (at least equal to the car allowance received prior to termination) for a period of two years. In the event of a change in control, the aggregate amount payable to our executive officers (including our Named Executive Officers) by the Company may, in certain instances, trigger the payment of excise taxes under the Internal Revenue Code. In the event that the applicable executive officer (including our Named Executive Officers) would receive a greater economic benefit by receiving payments up to the maximum amount that would not require the payment of excise taxes instead of the full amounts due from the Company, the change of control agreements provide that the aggregate payments to our executive officers will be reduced to the maximum amount that would not require the payment of excise taxes. The change of control agreements provide that in consideration of the benefits provided thereunder, during the term of employment and for one year thereafter, regardless of the reasons for termination of employment, the executive officer will not compete with the Company.

Other Benefits Received in Connection with a Change in Control

The change of control agreements with our executive officers, including our Named Executive Officers, also provide for the immediate acceleration of vesting of all stock options and other stock-based awards (including RSUs) in the event of a change in control, notwithstanding whether the executive has been terminated in connection therewith.

The following tables list the estimated amounts that the Named Executive Officers would have become entitled to under a change of control agreement for the Named Executive Officers had their employment with the Company terminated on December 31, 2012 under circumstances described above:

Payments and Benefits	Termination after Change-in-Control
Wayne F. Robbins
Cash Severance (1)	$1,280,090
Stock Options (2)	$71,738
Restricted Stock Units (3)	$663,151
Health Care Benefits (4)	$17,736
Tax Cutback (5)	$(361,065)
Total	$1,671,649

(1)
This amount reflects payment to Mr. Robbins that would be equal to two times the sum of (i) his then effective base salary and (ii) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.

(2)
This amount reflects the incremental value to which Mr. Robbins would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $39.59 on December 31, 2012.

(3)
This amount reflects the incremental value to which Mr. Robbins would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $39.59 on December 31, 2012, less the applicable basis with respect to MSP RSUs.

(4)
This amount reflects payments to Mr. Robbins that would be equal to the cost of the health insurance premiums necessary to allow Mr. Robbins and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

(5)	This amount represents a reduction in the payments to Mr. Robbins that would be required in order to avoid the imposition of any excise taxes under Section 4999 of the Internal Revenue Code.

Payments and Benefits	Termination after Change-in-Control
Frederic M. Burditt
Cash Severance (1)	$1,087,708
Stock Options (2)	$105,751
Restricted Stock Units (3)	$800,267
Health Care Benefits (4)	$25,750
Other Perquisites (5)	$26,000
Tax Cutback	--
Total	$2,045,475

(1)
This amount reflects payment to Mr. Burditt that would be equal to two times the sum of (i) his then effective base salary and (ii) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.

(2)
This amount reflects the incremental value to which Mr. Burditt would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $39.59 on December 31, 2012.

(3)
This amount reflects the incremental value to which Mr. Burditt would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $39.59 on December 31, 2012, less the applicable basis with respect to MSP RSUs.

(4)
This amount reflects payment to Mr. Burditt that would be equal to the cost of the health insurance premiums necessary to allow Mr. Burditt, his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

(5)	This amount reflects payment to Mr. Burditt that would be equal to the cost of his then effective monthly car allowance for a period of two years from the date of termination.

Payments and Benefits	Termination after Change-in-Control
Michael Dill
Cash Severance (1)	$626,160
Stock Options (2)	$106,542
Restricted Stock Units (3)	$406,544
Health Care Benefits (4)	$25,440
Tax Cutback (5)	$(172,956)
Total	$991,730

(1)
This amount reflects payment to Mr. Dill that would be equal to two times the sum of (i) his then effective base salary and (ii) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.

(2)	This amount reflects the incremental value to which Mr. Dill would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $39.59 on December 31, 2012.

(3)
This amount reflects the incremental value to which Mr. Dill would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $39.59 on December 31, 2012, less the applicable basis with respect to MSP RSUs.

(4)
This amount reflects payments to Mr. Dill that would be equal to the cost of the health insurance premiums necessary to allow Mr. Dill and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

(5)	This amount represents a reduction in the payments to Mr. Dill that would be required in order to avoid the imposition of any excise taxes under Section 4999 of the Internal Revenue Code.

Payments and Benefits	Termination after Change-in-Control
Mahesh Joshi
Cash Severance (1)	$918,000
Stock Options (2)	$42,988
Restricted Stock Units (3)	$641,991
Health Care Benefits (4)	$25,536
Tax Cutback	--
Total	$1,628,515

(1)
This amount reflects payment to Mr. Joshi that would be equal to two times the sum of (i) his then effective base salary and (ii) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.

(2)	This amount reflects the incremental value to which Mr. Joshi would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $39.59 on December 31, 2012.

(3)
This amount reflects the incremental value to which Mr. Joshi would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $39.59 on December 31, 2012, less the applicable basis with respect to MSP RSUs.

(4)
This amount reflects payments to Mr. Joshi that would be equal to the cost of the health insurance premiums necessary to allow Mr. Joshi and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

Payments and Benefits	Termination after Change-in-Control
Alan J. Glass
Cash Severance (1)	$697,682
Stock Options (2)	$41,872
Restricted Stock Units (3)	$353,163
Health Care Benefits (4)	$25,902
Tax Cutback	--
Total	$1,118,619

(1)
This amount reflects payment to Mr. Glass that would be equal to two times the sum of (i) his then effective base salary and (ii) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.

(2)	This amount reflects the incremental value to which Mr. Glass would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $39.59 on December 31, 2012.

(3)
This amount reflects the incremental value to which Mr. Glass would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $39.59 on December 31, 2012, less the applicable basis with respect to MSP RSUs.

(4)
This amount reflects payments to Mr. Glass that would be equal to the cost of the health insurance premiums necessary to allow Mr. Glass and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Further, each director is reimbursed for reasonable travel and other expenses incurred in attending meetings. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. Directors are subject to the "Stock Ownership Guidelines" described above.

Currently, our non-employee directors will receive cash compensation as follows, on an annual basis, unless otherwise noted:

Annual Retainer (Board Member)	$50,000
Annual Retainer (Chairman of the Board)	$125,000
Chairman Fee (Audit Committee)	$15,000
Chairman Fee (Compensation Committee)	$10,000
Chairman Fee (Nominating and Corporate Governance Committee)	$8,000
Committee Membership (per committee)	$5,000

Directors also are eligible to receive an annual equity incentive grant under our Equity Incentive Plan. Currently, the targeted value of such grant is $75,000. As a result, with respect to the most recent grants which were made on March 4, 2013, each director received a grant of 1,782 RSUs which are convertible into shares of Common Stock on a one-for-one basis and which vest in equal one-third portions over a three-year period. The number of RSUs was determined by dividing $75,000 by the closing price of our Common Stock on the trading day immediately preceding the award date. At his election, each director, under the MSP, may elect to defer all or part of such director's annual cash retainer for the purchase of MSP RSUs at a 33% discount from the closing price of our Common Stock on the date of the fee payments. Those directors who are our employees do not receive compensation for their services as directors.

The table below summarizes the compensation paid by the Company to non-employee directors for Fiscal Year 2012.

2012 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(g)	(h)
Jerome D. Brady	$30,100	$110,000	$1,788	$141,888
David F. Dietz	$23,000	$110,000	$3,080	$136,080
Douglas M. Hayes	$33,600	$110,000	$1,788	$145,388
Norman E. Johnson (4)	$30,600	$50,000	$—	$80,600
John (Andy) O'Donnell	$43,600	$80,000	$—	$123,600
Peter M. Wilver	$68,600	$50,000	$242	$118,842
Thomas E. Naugle (4)	$44,800	$50,000	$1,358	$96,158

(1)
The amounts shown in this column reflect the fees paid in Fiscal Year 2012 for Board and committee service and annual retainer fees of $40,000. Our directors are each eligible to participate in our MSP, a component plan of our Equity Incentive Plan, pursuant to which directors may make an advance election to receive MSP RSUs in lieu of all or part of such director's fees. Such MSP RSUs are issued on the basis of a 33% discount to the closing price of the Company's stock on the day prior to the award date, which is generally the day the fees are paid or otherwise would be paid, and generally vest at the end of three years, at which time they are converted into shares of our Common Stock unless the director previously has elected a longer deferral period.

(2)
The amounts shown in this column reflect the aggregate grant date fair value of stock awards made during 2012 with respect to RSU awards under the Equity Incentive Plan and MSP RSUs. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 ("Share-Based Compensation") to the Company's audited consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2013.

(3)	The amounts shown in this column reflect dividend equivalents paid on RSUs.

(4)	Mr. Naugle retired and was replaced by Mr. Johnson in July 2012.

COMMITTEE REPORTS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for Fiscal Year 2012 with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company's Annual Report on Form 10-K for Fiscal Year 2012.

Submitted by the Compensation Committee of the Board

Douglas M. Hayes
Norman E. Johnson
John (Andy) O'Donnell

Audit Committee Report

The Audit Committee has furnished the following report on Audit Committee matters:

The Audit Committee acts pursuant to a written charter which initially was adopted by the Board on May 24, 2000. During the fiscal year ended December 31, 2003 and again during the fiscal year ended December 31, 2004 and in March 2012, minor revisions were made to the Audit Committee Charter to ensure compliance with revised NYSE and SEC requirements and to more clearly delineate the delegation of certain Board functions as between the Audit Committee and the Nominating and Corporate Governance Committee. Pursuant to this Charter, the Audit Committee is primarily responsible for overseeing and monitoring the accounting, financial reporting and internal controls practices of the Company and its subsidiaries. Its primary objective is to promote and preserve the integrity of the Company's financial statements and the independence and performance of the Company's independent auditors. The Audit Committee also oversees the performance of the Company's internal audit function and the Company's compliance with legal and regulatory requirements.

It is important to note, however, that the role of the Audit Committee is one of oversight, and the Audit Committee relies, without independent verification, on the information provided to it and the representations made by management, the internal auditors and the independent auditors. Management retains direct responsibility for the financial reporting process, the system of internal controls and the system of disclosure controls and procedures.

In furtherance of its role, the Audit Committee has an annual agenda which includes quarterly reviews of the Company's internal controls and of areas of potential exposure for the Company, such as environmental and litigation matters. The Audit Committee meets at least quarterly and reviews the Company's interim financial results and earnings releases prior to their publication. The Audit Committee also reviews the Company's periodic reports on Forms 10-Q and 10-K prior to their filing.

The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when expediting of services is necessary. The independent auditors and management report annually to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed. All of the audit, audit-related, tax and other services provided by Grant Thornton LLP in Fiscal Year 2011 and Fiscal Year 2012 and related fees were approved in accordance with the Audit Committee's policy.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for Fiscal Year 2012 with management and it has discussed with Grant Thornton LLP, the Company's independent auditors for Fiscal Year 2012, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee also has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP's communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP the independence of that firm. Based upon these materials and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for Fiscal Year 2012.

Submitted by the Audit Committee of the Board of Directors
Peter M. Wilver
Jerome D. Brady
John (Andy) O'Donnell

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of February 28, 2013, by:

•	all persons known by us to own beneficially 5% or more of our Common Stock;

•	each of our directors;

•	our current acting Chief Executive Officer, former Chief Executive Officer and the other Named Executive Officers; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 28, 2013 through the exercise of any warrant, stock option or other right. The inclusion in this Proxy Statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. As of February 28, 2013, a total of 17,507,409 shares of our Common Stock were outstanding.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock except to the extent authority is shared by spouses under applicable law.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner (1)	Number (2)	Percent (2)
Gabelli Entities (3)	3,139,735	17.9%
BlackRock, Inc. (4)	1,575,203	9.0%
The Vanguard Group (5)	929,962	5.3%
T. Rowe Price Associates, Inc. (6)	923,020	5.3%
Shapiro Capital Management LLC (7)	795,562	4.5%
A. William Higgins	108,210
David F. Dietz (8)	56,112	*
Wayne F. Robbins (9)	38,374	*
Frederic M. Burditt (10)	37,125	*
Alan J. Glass (11)	30,723	*
Douglas M. Hayes (12)	21,491	*
Jerome D. Brady (13)	16,495	*
Mahesh Joshi (14)	6,569	*
Michael R. Dill (15)	4,194	*
Peter M. Wilver (16)	2,985	*
John (Andy) O'Donnell (17)	1,000	*
Norman E. Johnson	--	*
All executive officers and directors as a group (twelve persons) (18)	323,278	1.8%

*    Less than 1%.

(1)
The address of each stockholder in the table is c/o CIRCOR, Inc., 25 Corporate Drive, Suite 130, Burlington, MA 01803, except that the address of the Gabelli Entities (as defined in Footnote 3) is One Corporate Center, Rye, NY 10580; the address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022; the address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355; the address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202; and the address of Shapiro Capital Management LLC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.

(2)
The number of shares of Common Stock outstanding used in calculating the percentage for each listed person and the directors and executive officers as a group includes the number of shares of Common Stock underlying stock options, warrants and convertible securities held by such person or group that are exercisable or convertible within 60 days from February 28, 2013, the date of the above table, but excludes shares of Common Stock underlying stock options, warrants or convertible securities held by any other person.

(3)
The information is based on an amended Schedule 13D filed with the Securities and Exchange Commission on May 16, 2012 on behalf of Mario J. Gabelli and various entities which Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer including, but not limited to, Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc., Gabelli Securities, Inc., GGCP, Inc. and GAMCO Investors, Inc. (collectively, the "Gabelli Entities"). According to the amended Schedule 13D, the Gabelli Entities engage in various aspects of the securities business, primarily as investment advisors to various institutional and individual clients, including registered investment companies and pension plans, and as general partners or the equivalent of various private investment partnerships or private funds. Certain of the Gabelli Entities may also make investments for their own accounts. According to the amended Schedule 13D, Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. beneficially owned 1,024,440, 1,982,995 and 132,300 shares, respectively. Mr. Gabelli, GAMCO Investors, Inc., Gabelli Securities, Inc. and GGCP, Inc. are deemed to beneficially own the shares owned beneficially by each of the Gabelli Entities. Subject to certain limitations, each of the Gabelli Entities has sole dispositive and voting power, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, in the shares beneficially owned by such entity, except that (i) GAMCO Asset Management Inc. does not have the authority to vote 139,700 of the reported shares, (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares of the Company held by the various funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each such fund shall respectively vote that fund’s shares, (iii) at any time, the proxy voting committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special  circumstances such as regulatory considerations, and (iv) the power of Mr. Gabelli, GAMCO Investors, Inc., and GGCP, Inc. is indirect with respect to shares beneficially owned directly by other Gabelli Entities.

(4)
The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on January 31, 2013 on behalf of BlackRock, Inc. ("BlackRock"). According to the filing, BlackRock beneficially owns 1,575,203 shares over which it has sole dispositive and voting power. BlackRock does not have shared dispositive or voting power over any of the shares it beneficially owns.

(5)
The information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013 on behalf of The Vanguard Group. According to the filing, The Vanguard Group beneficially owns 929,962 shares. Of the shares beneficially owned, The Vanguard Group has sole dispositive power over 905,824 shares, shared dispositive power over 24,138 shares and sole voting power over 24,738 shares. T. Rowe Price does not have shared voting power over any of the shares it beneficially owns.

(6)
The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on February 8, 2013 on behalf of T. Rowe Price Associates, Inc. ("T. Rowe Price"). According to the filing, T. Rowe Price beneficially owns 923,020 shares. Of the shares beneficially owned, T. Rowe Price has sole dispositive power over all such shares and sole voting power over 322,920 shares. T. Rowe Price does not have shared dispositive or voting power over any of the shares it beneficially owns.

(7)
The information is based on a Schedule 13G filed with the Securities and Exchange Commission on December 6, 2012 on behalf of Shapiro Capital Management LLC and Samuel R. Shapiro. According to the filing, Shapiro Capital Management beneficially owns 578,500 shares over which it has sole voting power, 217,062 shares over which it has shared voting power and 795,562 shares over which it has sole dispositive power.

(8)
Includes 3,000 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2013 and 2,980 shares of Common Stock issuable within 60 days of February 28, 2013 on account of RSUs that will have vested.

(9)
Includes 4,968 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2013 and 14,538 shares of Common Stock issuable within 60 days of February 28, 2013 on account of RSUs that will have vested.

(10)
Includes 7,665 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2013 and 7,088 shares of Common Stock issuable within 60 days of February 28, 2013 on account of RSUs that will have vested.

(11)
Includes 6,045 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2013 and 3,156 shares of Common Stock issuable within 60 days of February 28, 2013 on account of RSUs that will have vested.

(12)
Includes 3,000 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2013 and 2,980 shares of Common Stock issuable within 60 days of February 28, 2013 on account of RSUs that will have vested. Includes 15,511 shares of Common Stock held by The Douglas and Connie Hayes Living Trust, an entity of which Mr. Hayes is a co-trustee with his spouse. Mr. Hayes shares investment power and voting power over all of such shares with his spouse.

(13)	Includes 1,049 shares of Common Stock issuable within 60 days of February 28, 2013 on account of RSUs that will have vested.

(14)
Includes 2,098 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2013 and 4,471 shares of Common Stock issuable within 60 days of February 28, 2013 on account of RSUs that will have vested.

(15)
Includes 2,719 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2013 and 1,209 shares of Common Stock issuable within 60 days of February 28, 2013 on account of RSUs that will have vested.

(16)	Includes 1,049 shares of Common Stock issuable within 60 days of February 28, 2013 on account of RSUs that will have vested.

(17)	Includes 509 shares of Common Stock issuable within 60 days of February 28, 2013 on account of RSUs that will have vested.

(18)
Includes 29,495 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2013 and 39,029 shares of Common Stock issuable within 60 days of February 28, 2013 on account of RSUs that will have vested.

PROPOSAL 2
RATIFICATION OF AUDITORS

The Audit Committee has appointed the firm of Grant Thornton LLP as the Company's independent auditors for Fiscal Year 2013. Grant Thornton LLP has no direct or indirect interest in the Company or any affiliate of the Company. Although action by the stockholders in this matter is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of the Company's financial controls and reporting. The Board therefore recommends to the stockholders that they ratify the appointment of Grant Thornton LLP as independent auditors of the Company for Fiscal Year 2013. Should the stockholders not ratify the selection of Grant Thornton LLP, the Audit Committee will consider the vote and the reasons therefore in future decisions on the selection of independent auditors.

Auditor Presence at Annual Meeting / Selection of Auditor for Fiscal Year 2013

A representative of Grant Thornton LLP (our independent auditor for the current year) is expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

Fees Paid to Auditors, Independence

Audit Fees

Fiscal Year 2012

The Company will pay an aggregate of approximately $2,050,034 for professional services rendered by Grant Thornton LLP for the audit of the Company's annual financial statements for Fiscal Year 2012, for review of the financial statements included in the Company's quarterly reports of Form 10-Q for that year, and for conducting of the independent auditor's obligations relative to attestation of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Fiscal Year 2011

The Company has paid or accrued an aggregate of approximately $1,632,000 for professional services rendered by Grant Thornton LLP for the audit of the Company's annual financial statements for Fiscal Year 2011, for review of the financial statements included in the Company's quarterly reports of Form 10-Q for that year, and for conducting of the independent auditor's obligations relative to attestation of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees

Fiscal Year 2012

The Company has paid or accrued an aggregate of approximately $8,043 for audit related services performed by Grant Thornton LLP during Fiscal Year 2012. Such audit related services consisted of statutory audit services for the Company's subsidiaries in the United Kingdom.

Fiscal Year 2011

The Company has paid or accrued an aggregate of approximately $8,000 for audit related services performed by Grant Thornton LLP during Fiscal Year 2011. Such audit related services consisted of statutory audit services for the Company's subsidiaries in the United Kingdom.

 Tax Fees

Fiscal Year 2012

The Company has paid or accrued an aggregate of approximately $99,093 for tax services performed by Grant Thornton LLP during Fiscal Year 2012. Such tax services consisted of research and analysis relating to the research and development tax credit.

Fiscal Year 2011

The Company has paid or accrued an aggregate of approximately $101,000 for tax services performed by Grant Thornton LLP during Fiscal Year 2011. Such tax services consisted of research and analysis relating to the research and development tax credit.

All Other Fees

Fiscal Year 2012 and Fiscal Year 2011

The Company did not engage Grant Thornton LLP to perform any other services during Fiscal Year 2012 or Fiscal Year 2011.

Independence

The Audit Committee has considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining Grant Thornton LLP's independence and has determined that these services had no adverse effect on such independence.

Board Recommendation

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2013.

UNLESS OTHERWISE INSTRUCTED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of the votes cast at the Annual Meeting is necessary to ratify the selection of Grant Thornton LLP as the independent auditors of the Company for Fiscal Year 2013. This vote is not required by law and will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, Audit Committee will take into account the outcome of the vote and the reasons therefore in future decisions on the selection of independent auditors.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recently adopted provisions of Section 14A of the Exchange Act, we are providing the Company's stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers, which is described in the section titled "Compensation Discussion and Analysis" in this Proxy Statement. At the 2011 annual meeting of stockholders, our stockholders voted, on a non-binding, advisory basis, for the Company to hold future, non-binding advisory votes on the compensation of our Named Executive Officers on an annual basis. After taking into consideration this voting result and the prior recommendation of the Board in favor of an annual non-binding, advisory stockholder vote on the compensation of our named Executive Officers, the Board determined that it intends to hold non-binding advisory votes on the compensation of our Named Executive Officers every year. Accordingly, the following resolution will be submitted for a stockholder vote at the 2013 Annual Meeting:

"RESOLVED, that the stockholders of CIRCOR International, Inc. (the "Company") approve, on an advisory basis, the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for this Annual Meeting."

As described in the section titled "Compensation Discussion and Analysis," our executive compensation program is designed to (i) attract and retain qualified executives by offering compensation and benefits (including retirement benefits) that are competitive with industry peers and (ii) motivate executives to achieve results that improve long-term organizational value by aligning executives' interests with those of our stockholders. In order to align executive compensation with the interests of our stockholders, an important portion of compensation for our Named Executive Officers is "at risk," or contingent upon the successful achievement of annual as well as long-term strategic corporate goals that we believe will drive stockholder value. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its objectives.

This vote is only advisory and will not be binding upon the Company or the Board. However, the Board values constructive dialogue on executive compensation and other important governance topics with the Company's stockholders and encourages all stockholders to vote their shares on this matter.

Board Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS BY VOTING "FOR" THIS RESOLUTION.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of the votes cast at the Annual Meeting is necessary to approve this resolution. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

MARKET VALUE

On December 31, 2012, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $39.59.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail and via the internet, certain directors, officers and employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by mail, telephone, email or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses. The Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000, plus reimbursement of expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR
ANNUAL MEETING IN 2014

Stockholder proposals intended to be presented at the annual meeting of stockholders to be held in 2014 must be received by the Company on or before November 18, 2013 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company's proxy statement and form of proxy.

In addition, a stockholder who wishes to present a proposal or director nomination at the annual meeting of stockholders to be held in 2014 must deliver the proposal or nomination to the Company so that it is received not earlier than January 1, 2014 and not later than January 31, 2014 in order to be considered at that annual meeting. The Company's By-laws provide that any stockholder of record wishing to have a stockholder proposal or director nomination considered at an annual meeting must provide written notice of such proposal, or nomination of a director for election, and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than ninety days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting. In the event, however, that the annual meeting is scheduled to be held more than thirty days before such anniversary date or more than sixty days after such anniversary date, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day after the date of public disclosure of the date of such meeting is first made. Proxies solicited by the Board will confer discretionary voting authority with respect to stockholder proposals, subject to SEC rules governing the exercise of this authority.

Any stockholder proposals should be mailed to: Secretary, CIRCOR International, Inc., 25 Corporate Drive, Suite 130, Burlington, MA 01803.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock (collectively, "Section 16 Persons"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NYSE. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, the Company believes that during Fiscal Year 2012, the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them.

OTHER MATTERS

The Board does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY AS PROVIDED IN THIS PROXY STATEMENT. YOUR PROXY IS REVOCABLE UNTIL THE TIMES SET FORTH IN THIS PROXY STATEMENT AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

Annual Meeting of CIRCOR International, Inc.
Wednesday, May 1, 2013
1:00 PM ET
at
Tampa Marriott Waterside Hotel and Marina
700 South Florida Avenue
Tampa, Florida, 33602

Directions to Tampa Marriot Waterside Hotel and Marina

From Tampa International Airport

•
Follow Interstate 275 North for six miles to downtown exit 44. Take the Ashley Drive ramp toward Tampa Street. Make a slight right turn merging onto North Ashley Drive. Turn left onto East Whiting Street, right onto South Franklin Street and left onto Old Water Street. The hotel is immediately on the right.

ANNUAL MEETING OF STOCKHOLDERS OF

CIRCOR INTERNATIONAL, INC.

Wednesday, May 1, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card, Letter to Stockholders, and Annual Report on Form 10-K are available at www.proxy.circor.com

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

20230300000000001000 3 050113

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect two (2) Class II Directors, each to hold office for a three-year term until the Annual Meeting of Stockholders in 2016 and until such director's successor is duly elected and qualified or until his earlier resignation or removal.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Jerome D. Brady
○ Peter M. Wilver

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the aforesaid meeting and the 2012 Annual Report to Stockholders.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, the undersigned's votes will be cast "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 and 3. This proxy will be voted in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please check here if you plan to attend the meeting. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

CIRCOR INTERNATIONAL, INC.

30 Corporate Drive, Suite 200, Burlington, MA 01803

Proxy for Common Stock

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frederic M. Burditt and Alan J. Glass as proxies, each of them acting solely, with power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated on the reverse side, all the shares of Common Stock of CIRCOR International, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of CIRCOR International, Inc. to be held at the Tampa Marriott Waterside Hotel & Marina, 700 S. Florida Avenue, Tampa, FL, on Wednesday, May 1, 2013, at 1:00 PM Eastern Time, and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. Directions to the Tampa Marriott Waterside Hotel & Marina are included on the last page of the Proxy Statement.

(Continued and to be signed on the reverse side)

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